Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CRESTWOOD EQUITY PARTNERS LP

CRESTWOOD EQUITY GP LLC

CEQP ST SUB LLC

and

MGP GP, LLC

and

CRESTWOOD MIDSTREAM HOLDINGS LP

and

CRESTWOOD MIDSTREAM PARTNERS LP

and

CRESTWOOD MIDSTREAM GP LLC

and

CRESTWOOD GAS SERVICES GP, LLC

Dated as of May 5, 2015

TABLE OF CONTENTS

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1	Certain Definitions	2

ARTICLE II
THE MERGER; EFFECTS OF THE MERGER

Section 2.1	The Merger	12
Section 2.2	Closing	12

ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1	Merger Consideration	13
Section 3.2	Rights As Unitholders; Unit Transfers	14
Section 3.3	Exchange of Certificates	14
Section 3.4	Anti-Dilution Provisions	18
Section 3.5	Midstream LTIP Restricted Common Units and Phantom Units	18
Section 3.6	Tax Characterization of Merger	19

ARTICLE IV
ACTIONS PENDING MERGER

Section 4.1	Conduct of Business by Midstream	19
Section 4.2	Conduct of Business by CEQP	21

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1	Representations and Warranties	23

ARTICLE VI
COVENANTS

Section 6.1	Commercially Reasonable Efforts	30
Section 6.2	Equityholder Approval	30
Section 6.3	Agreement to Support	30
Section 6.4	Registration Statement	31
Section 6.5	Press Releases	32
Section 6.6	Access; Information	32
Section 6.7	Acquisition Proposals; Change in Recommendation	32
Section 6.8	Affiliate Arrangements	34
Section 6.9	Takeover Laws	35

i

Section 9.10	Jurisdiction	47
Section 9.11	Waiver of Jury Trial	47
Section 9.12	Specific Performance	47
Section 9.13	Survival	48

ANNEXES

Annex A	Form of CEQP Partnership Agreement Amendment

Annex B	Form of Second Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 5, 2015 (this “Agreement”), is entered into by and among Crestwood Equity Partners LP, a Delaware limited partnership (“CEQP”), Crestwood Equity GP LLC, a Delaware limited liability company and the general partner of CEQP (“Equity GP”), CEQP ST SUB LLC, a Delaware limited liability company and a wholly-owned subsidiary of CEQP (“MergerCo”), MGP GP, LLC, a Delaware limited liability company and wholly-owned subsidiary of CEQP (“MGP GP”), Crestwood Midstream Holdings LP, a Delaware limited partnership (“Midstream Holdings”), Crestwood Midstream Partners LP, a Delaware limited partnership (“Midstream”), Crestwood Midstream GP LLC, a Delaware limited liability company and the general partner of Midstream (“Midstream GP”), and Crestwood Gas Services GP, LLC, a Delaware limited liability company and wholly-owned subsidiary of Midstream GP (“CGS GP”). CEQP, Equity GP, MergerCo, MGP GP, Midstream Holdings, Midstream, Midstream GP and CGS GP are referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Parties desire to combine their businesses on the terms and conditions set forth in this Agreement;

WHEREAS, prior to the execution and delivery of this Agreement, the Midstream Conflicts Committee (as defined herein) and the CEQP Conflicts Committee (as defined herein) determined that the Merger as defined below is fair and reasonable to, and in the best interests of Midstream and the Midstream Unaffiliated Unitholders (as defined herein) and CEQP and the CEQP Unaffiliated Unitholders (as defined herein), respectively, and have each recommended approval of the Merger by the Midstream GP Board and the Equity GP Board, respectively;

WHEREAS, following such approvals and recommendations by the Midstream Conflicts Committee and CEQP Conflicts Committee and prior to the execution and delivery of this Agreement, the Midstream GP Board (as defined herein) and the Equity GP Board (as defined herein) determined that the Merger and related transactions provided for herein are fair and reasonable to, and in the best interests of, Midstream and its limited partners, and CEQP and its limited partners, respectively, and authorized the execution and delivery of this Agreement;

WHEREAS, CEQP and CGS GP desires, subject to the terms and conditions set forth herein, to vote all of its Midstream Common Units in favor of the Merger and the approval and adoption of this Agreement and the transactions contemplated hereby; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement and as a condition to the willingness of the Parties to enter into this Agreement, certain holders of Midstream Common Units (as defined herein) have entered into support agreements (each such agreement a “Support Agreement”) in connection with the Merger with respect to, among other things, their agreement to the exchange of CEQP Preferred Units for Midstream Preferred Units and the voting their Midstream Common Units in favor of the Merger and the approval and adoption of this Agreement and the transactions contemplated hereby;

WHEREAS, contemporaneously with the execution and delivery of this Agreement and as a condition to the willingness of the Parties to enter into this Agreement, the holders of Midstream Preferred Units have advised the Parties in writing that, subject to the conditions set forth therein, they currently intend to support the Merger and the transactions contemplated hereby and, if the merger is approved, to exchange their Midstream Preferred Units for CEOP Preferred Units as contemplated herein;

WHEREAS, immediately following the Effective Time of the Merger, CEQP will contribute 100% of the equity interests of Crestwood Operations LLC, a Delaware limited liability company (“Crestwood Operations”), to Midstream in exchange for additional limited partner interests in Midstream, such that following the Merger and the related transactions provided for herein, Midstream GP will be a direct, wholly-owned subsidiary of CEQP and continue to be the sole general partner of Midstream, and CEQP and CGS GP will own a 99.9% limited partner interest and a 0.1% limited partner interest, respectively, in Midstream, as the Surviving Entity; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall mean any proposal or offer from or by any Person other than CEQP, Equity GP, and MergerCo relating to (i) any direct or indirect acquisition of (A) more than 20% of the assets of Midstream and its Subsidiaries, taken as a whole, (B) more than 20% of the outstanding equity securities of Midstream or (C) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Midstream and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 20% of the outstanding equity securities of Midstream; or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Midstream, other than the Merger.

“Action” shall have the meaning set forth in Section 6.13(a).

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement and Plan of Merger.

“Amendment No. 3” shall mean Amendment No. 3 to the Midstream Partnership Agreement, dated as of June 17, 2014.

“Book-Entry Units” shall have the meaning set forth in Section 3.1(d).

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York.

“CEQP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“CEQP Acquisition Proposal” shall mean any proposal or offer from or by any Person other than Midstream and its Subsidiaries relating to (i) any direct or indirect acquisition of (A) more than 35% of the assets of CEQP and its Subsidiaries, taken as a whole, (B) more than 35% of the outstanding equity securities of CEQP or (C) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of CEQP and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 50% of the outstanding equity securities of CEQP; or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving CEQP other than the Merger.

“CEQP Certificate of Limited Partnership” shall mean the Certificate of Limited Partnership of Inergy, L/P. dated March 7, 2001, as modified by the Certificate of Correction of Certificate of Limited Partnership of Inergy, L.P. dated March 4, 2003, as amended by the Amendment to Certificate of Limited Partnership of Crestwood Equity Partners LP (f/k/a Inergy, L.P.) dated as of October 7, 2013, as amended from time to time.

“CEQP Class A Units” shall mean the units representing limited partner interests in CEQP having the rights and obligations specified with respect to Class A Units in the CEQP Partnership Agreement.

“CEQP Common Units” shall mean the common units representing limited partner interests in CEQP having the rights and obligations specified with respect to Common Units in the CEQP Partnership Agreement.

“CEQP Conflicts Committee” shall mean the Conflicts Committee of the Board of Directors of Equity GP, consisting (as of the date hereof) of Randy Moeder and John Somerhalder.

“CEQP Disclosure Letter” means the disclosure letter delivered by CEQP to Midstream prior to the execution of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all provisions of this Agreement; provided that (i) disclosure in any section of such CEQP Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such CEQP Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, an Material Adverse Effect.

“CEQP LTIP” shall mean the Crestwood Equity Partners LP Long Term Incentive Plan (formerly the Inergy Long Term Incentive Plan) as Amended and Restated effective February 11, 2010.

“CEQP Partnership Agreement” shall mean the Fifth Amended and Restated Agreement of Limited Partnership of CEQP, dated as of January 1, 2013, as amended from time to time.

“CEQP Partnership Agreement Amendment” shall mean the First Amendment to Fifth Amended and Restated Agreement of Limited Partnership of CEQP in the form attached hereto as Annex A as adopted by the Equity GP Board as set forth in Section 6.18.

“CEQP Phantom Units” shall mean CEQP Phantom Units as defined in and awarded under Section 5 of the CEQP LTIP.

“CEQP Preferred Units” shall mean the preferred units representing limited partner interests in CEQP having the rights and obligations specified with respect to Preferred Units in the CEQP Partnership Agreement, including the CEQP Partnership Agreement Amendment.

“CEQP Restricted Common Unit” shall mean a Restricted Common Unit as defined in, and awarded under Section 6.1 of the CEQP LTIP.

“CEQP Subordinated Unit” shall mean a Subordinated Unit as defined in the CEQP Partnership Agreement.

“CEQP Unaffiliated Unitholders” shall mean the holders of CEQP Common Units other than Equity GP and its Affiliates, officers and directors.

“Certificate” shall have the meaning set forth in Section 3.1(d).

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“CGS GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Claim” shall have the meaning set forth in Section 6.13(a).

“Class A Purchase Agreement” shall mean the Class A Preferred Unit Purchase Agreement, dated as of June 17, 2014, among Midstream and the Purchasers party thereto.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Compensation and Benefit Plans” shall mean all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted unit and unit option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including all “employee benefit plans” as defined in ERISA Section 3(3).

“Confidentiality Agreement” shall mean a confidentiality agreement of the nature generally used in similar circumstances, as determined by Midstream in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (i) have a term of not less than one year and (ii) provide that CEQP is a third party beneficiary with respect to any breach thereof; provided further, that Midstream may amend or waive the terms of such Confidentiality Agreement in its discretion, except that CEQP shall have the right to approve or consent to any amendment or waiver of (a) the one-year term of the Confidentiality Agreement or (b) of CEQP’s ability to enforce its rights as a third party beneficiary to such Confidentiality Agreement.

“Crestwood Operations” shall have the meaning assigned to such term in the recitals.

“DLLCA” shall mean the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“Equity GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Equity GP Board” shall mean the board of directors of Equity GP.

“Equity GP Interest” shall mean the non-economic (0.0%) general partner interest of Equity GP in CEQP.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall mean such entity as may be selected by CEQP subject to the reasonable approval of Midstream.

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Existing Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated April 22, 2015 between CEQP and Midstream.

“Existing Units” shall have the meaning set forth in Section 5.1(b). In the event of a unit split, unit distribution, or any change in the Midstream Common Units by reason of any split-up, reverse unit split, recapitalization, combination, reclassification, exchange of units or the like, the term “Existing Units” shall be deemed to refer to and include such units as well as all such unit distributions and any securities into which or for which any or all of such units may be changed or exchanged or which are received in such transaction.

“Expenses” shall have the meaning set forth in Section 9.1(f).

“Full Funding Date” shall have the meaning assigned to such term in Amendment No. 3.

“Governmental Authority” shall mean any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over Midstream or CEQP, as the case may be, or any of their respective properties or assets.

“Incentive Distribution Rights” shall have the meaning set forth in the Midstream Partnership Agreement.

“Indemnification Expenses” shall have the meaning set forth in Section 6.13(a).

“Indemnified Parties” shall have the meaning set forth in Section 6.13(a).

“Indemnitees” shall have the meaning set forth in the Midstream Partnership Agreement and, as the context requires, persons entitled to indemnification under the Midstream GP LLC Agreement.

“Law” shall mean any law (including common law), rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Lien” shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” shall mean, with respect to either Midstream or CEQP, any effect that (x) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business or assets of Midstream and its Subsidiaries taken as a whole, or CEQP and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or would reasonably be expected to materially impair the ability of Midstream or CEQP, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include any of the following or the impact thereof: (a) circumstances affecting the natural gas production, processing, gathering, transportation, pipeline compression and natural gas marketing industries generally (including the price of natural gas or natural gas liquids and the costs associated with its production, processing, gathering, compression or marketing), or in any region in which Midstream or CEQP, respectively, operates, (b) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States or elsewhere, (c) changes in Law, (d) earthquakes, hurricanes, floods, or other natural disasters, (e) any failure of Midstream or CEQP to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period, (f) changes in the market price or trading volume of Midstream Common Units or CEQP Common Units, (g) the announcement or pendency of this Agreement or the matters contemplated thereby or the compliance by any party with the provisions of this Agreement, or (h) with respect to CEQP only, any effect to the extent resulting from a fact, event or circumstance that has a Material Adverse Effect with respect to Midstream under clause (x) of this definition; provided, that, in the case of clauses (a), (b), or (c), the impact on Midstream or CEQP is not disproportionately adverse as compared to others in the industry.

“Meeting” shall have the meaning set forth in Section 6.2(a).

“Merger” shall mean the merger of MergerCo, MGP GP and Midstream Holdings with and into Midstream, with Midstream being the Surviving Entity.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“MergerCo” shall have the meaning set forth in the introductory paragraph in this Agreement.

“MergerCo Certificate of Formation” shall mean the certificate of formation of MergerCo as filed with the Delaware Secretary of State on May 1, 2015, as amended from time to time.

“MergerCo LLC Agreement” shall mean the Limited Liability Company Agreement of MergerCo dated May 5, 2015, as amended from time to time.

“Merger Transactions” shall have the meaning set forth in Section 5.1(l).

“MGP GP” shall have the meaning set forth in the introductory paragraph of this Agreement.

“MGP GP Certificate of Formation” shall mean the Certificate of Formation of MGP GP dated November 14, 2011, as amended from time to time.

“MGP GP LLC Agreement” shall mean the Limited Liability Company Agreement of MGP GP dated November 14, 2011, as amended from time to time.

“Midstream” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Midstream Certificate of Limited Partnership” shall mean the Certificate of Limited Partnership of Inergy Midstream, L.P. dated November 14, 2011, as amended by the Amendment to Certificate of Limited Partnership of Crestwood Midstream Partners LP (f/k/a Inergy Midstream, L.P.) dated October 7, 2013, as amended from time to time.

“Midstream Change in Recommendation” shall have the meaning set forth in Section 6.7(c).

“Midstream Common Units” shall mean the units representing common limited partner interests in Midstream having the rights and obligations specified with respect to Common Units in the Midstream Partnership Agreement.

“Midstream Compensation Committee” shall mean the Compensation Committee of the Midstream GP Board, consisting (as of the date hereof) of David Wood and Warren Gfeller.

“Midstream Conflicts Committee” shall mean the Conflicts Committee of the Midstream GP Board, consisting (as of the date hereof) of Philip Gettig and David Lumpkins.

“Midstream Disclosure Letter” means the disclosure letter delivered by Midstream to CEQP prior to the execution of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all provisions of this Agreement; provided that (i) disclosure in any section of such Midstream Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Midstream Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, an Material Adverse Effect.

“Midstream Escrow Agent” shall mean an escrow agent as appointed by Midstream and CEQP, in their reasonable discretion, for the benefit of Midstream for certain payments under Article IX.

“Midstream GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Midstream GP Board” shall mean the Board of Directors of Midstream GP and/or a committee thereof, as applicable.

“Midstream GP Certificate of Formation” shall mean the Certificate of Formation of NRGM GP, LLC dated November 14, 2011, as amended by the Certificate of Amendment of Crestwood Midstream GP LLC dated October 7, 2013, as amended from time to time.

“Midstream GP LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of NRGM GP, LLC, dated December 21, 2011, as amended by Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of Crestwood Midstream GP LLC dated October 7, 2013, as amended from time to time.

“Midstream Holdings” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Midstream Holdings Certificate of Limited Partnership” shall mean the Certificate of Limited Partnership of Crestwood Midstream Holdings LP dated November 14, 2011, as amended from time to time.

“Midstream Holdings Partnership Agreement” shall mean the Agreement of Limited Partnership of Inergy Midstream Holdings, L.P. dated November 14, 2011, as amended from time to time.

“Midstream LTIP” shall mean the Crestwood Midstream Partners LP Long Term Incentive Plan (formerly the Inergy Midstream, L.P. Long Term Incentive Plan), effective December 21, 2011.

“Midstream Partnership Agreement” shall mean the First Amended and Restated Agreement of Limited Partnership of Midstream, dated as of December 21, 2011, as amended by Amendment No. 1 thereto, dated September 27, 2013, as further amended by Amendment No. 2 thereto, dated as of October 7, 2013, as further amended by Amendment No. 3 thereto, dated as of June 17, 2014, and as it may be further amended from time to time.

“Midstream Phantom Units” means Midstream Phantom Units as defined in and awarded under Section 5 of the Midstream LTIP.

“Midstream PIK Units” means Midstream Preferred Units issued as PIK Units (as such term is defined in Amendment No. 3) pursuant to the terms of the Midstream Partnership Agreement.

“Midstream Preferred Units” shall mean the units representing preferred limited partner interests in Midstream having the rights and obligations specified with respect to Class A Preferred Units in the Midstream Partnership Agreement.

“Midstream Recommendation” shall have the meaning set forth in Section 6.2(b).

“Midstream Restricted Common Unit” shall mean a Restricted Common Unit as defined in, and awarded under Section 6.1 of the Midstream LTIP.

“Midstream Unaffiliated Unitholders” means the holders of Midstream Common Units and Midstream Preferred Units other than (i) CEQP and Affiliates of CEQP and (ii) the officers and directors of Midstream GP that are also officers or directors of Equity GP or Affiliates of such officers and directors.

“Midstream Unitholder Approval” shall have the meaning set forth in Section 7.1.

“Midstream Units” shall mean the Midstream Common Units and the Midstream Preferred Units.

“New CEQP Common Unit Issuance” shall mean the issuance of the New CEQP Common Units as part of the Merger Consideration pursuant to this Agreement.

“New CEQP Common Units” shall have the meaning set forth in Section 3.1(b).

“New CEQP Preferred Unit Issuance” shall mean the issuance of the New CEQP Preferred Units as part of the Merger Consideration pursuant to this Agreement.

“New CEQP Preferred Units” shall have the meaning set forth in Section 3.1(c).

“New CEQP Units” shall mean the New CEQP Common Units and the New CEQP Preferred Units.

“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.7(c).

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust, unincorporated organization or “group” (as defined in Section 13(d) of the Exchange Act).

“Preferred Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Proxy Statement” shall have the meaning set forth in Section 6.4(a).

“Purchasers” shall have the meaning assigned to such term in the Class A Purchase Agreement.

“Receiving Party” shall have the meaning set forth in Section 6.7(a).

“Registration Statement” shall have the meaning set forth in Section 6.4(a).

“Regulatory Authorities” shall mean any federal or state Governmental Authority.

“Representatives” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such person.

“Rule 145 Affiliate” shall have the meaning set forth in Section 6.8(a).

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 5.1(g).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except that, (i) in the case of CEQP, none of Midstream GP, Midstream and their respective Subsidiaries shall be deemed to be Subsidiaries of CEQP (unless otherwise specifically provided in this Agreement) and (ii) with respect to Article IV and Article V, in the case of Midstream shall exclude the Unrestricted Subsidiaries.

“Superior Proposal” shall mean any bona fide Acquisition Proposal (except that references to 20% within the definition of “Acquisition Proposal” shall be replaced by “35%”) made by a third party on terms that the Midstream Conflicts Committee determines, in its good faith judgment and after consulting with its financial advisor(s) and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including, without limitation, any conditions to and the expected timing of consummation and any risks of non-consummation), to be more favorable to the holders of both the Midstream Common Units and the Midstream Preferred Units, provided, that, to the extent any Acquisition Proposal includes a CEQP Acquisition Proposal, it shall not be a Superior Proposal without the consent of the CEQP Conflicts Committee.

“Surviving Entity” shall have the meaning set forth in Section 2.1(a).

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Returns” shall have the meaning set forth in Section 5.1(i).

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“TPH” shall have the meaning set forth in Section 5.1(n).

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by operation of law or otherwise).

“Unaffiliated Midstream Common Unitholders” shall have the meaning set forth in Section 5.1(n).

“Unrestricted Subsidiaries” shall mean Tres Palacios Holdings LLC, Powder River Basin Industrial Complex, LLC, Crestwood Niobrara LLC and their respective Subsidiaries.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1 The Merger.

(a) The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time, MergerCo, MGP GP and Midstream Holdings shall merge with and into Midstream, the separate existence of MergerCo, MGP GP and Midstream Holdings shall cease and Midstream shall survive and continue to exist as a Delaware limited partnership (Midstream, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

(b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”) or such later date and time as may be set forth in the Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger shall have the effects prescribed in the DRULPA and the DLLCA.

(c) Midstream, MGP GP, Midstream Holdings and MergerCo Governing Documents. At the Effective Time, the MergerCo Certificate of Formation, MGP GP Certificate of Formation and Midstream Holdings Certificate of Limited Partnership shall each be cancelled and the Midstream Certificate of Limited Partnership shall be the certificate of limited partnership of the Surviving Entity, until duly amended in accordance with applicable Law. At the Effective Time, the Midstream Partnership Agreement shall be amended and restated in the form attached hereto as Annex B, and shall be the limited partnership agreement of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

Section 2.2 Closing. Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the third Business Day after the day on which the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, Texas at 9:00 a.m. Central Time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of CEQP, MGP GP, MergerCo, Midstream Holdings, Midstream, Midstream GP, any holder of Midstream Preferred Units or any holder of Midstream Common Units:

(a) The general partner interest in Midstream Holdings, the limited partner interest in Midstream Holdings, the limited liability company interests in MGP GP and the Incentive Distribution Rights issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist.

(b) Each Midstream Common Unit issued and outstanding immediately prior to the Effective Time (other than Midstream Common Units held by CEQP, CGS GP or their respective Subsidiaries, if any) shall be converted into the right to receive 2.7500 CEQP Common Units (the “Common Merger Consideration”), which CEQP Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the CEQP Partnership Agreement, fully paid (to the extent required under the CEQP Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) (such CEQP Common Units described in this clause (b) shall be referred to herein as the “New CEQP Common Units”). All of the Midstream Common Units issued and outstanding immediately prior to the Effective Time held by CEQP and its Subsidiaries (including CGS GP) shall remain outstanding in the Surviving Entity as set forth in the Midstream Partnership Agreement, and CEQP and CGS GP shall continue as a limited partners of the Surviving Entity, and no consideration shall be delivered to CEQP and CGS GP in respect thereof.

(c) Each Midstream Preferred Unit issued and outstanding immediately prior to the Effective Time (other than Midstream Preferred Units held by CEQP or its Subsidiaries, if any) shall be converted into the right to receive 2.7500 CEQP Preferred Units (the “Preferred Merger Consideration,” and together with the Common Merger Consideration, the “Merger Consideration”), which CEQP Preferred Units shall be duly authorized and validly issued in accordance with applicable Laws and the CEQP Partnership Agreement, fully paid (to the extent required under the CEQP Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) (such CEQP Preferred Units described in this clause (c) shall be referred to herein as the “New CEQP Preferred Units”). In addition, if the Effective Time occurs after the end of a calendar quarter but before Midstream has paid distributions with respect to such calendar quarter with respect to the Midstream Preferred Units, then (i) such distributions with respect to the Midstream Preferred Units for such calendar quarter shall be treated as having been paid in Midstream PIK Units immediately prior to the Effective Time, (ii) such Midstream PIK Units shall be treated as if they were a Midstream Preferred Unit issued and outstanding immediately prior to the Effective Time (other than Midstream Preferred Units held by CEQP or its Subsidiaries, if any), (iii) each such Midstream PIK Unit shall at the Effective Time be converted into the right to receive the Preferred Merger Consideration, and (iv) such distributions with respect to the Midstream Preferred Units for such calendar quarter shall be deemed satisfied in all respects as a result of the treatment specified in this sentence.

(d) All Midstream Common Units and Midstream Preferred Units, when converted in the Merger, shall cease to be outstanding and shall automatically be cancelled and cease to exist. At the Effective Time, each holder of a certificate representing Midstream Units (each a “Certificate”) and each holder of non-certificated Midstream Units represented by book-entry (“Book-Entry Units”) shall cease to have any rights with respect thereto, except (A) the right to receive distributions in accordance with Section 3.2, and (B) the right to receive (i) the applicable Merger Consideration (or, in the case of Midstream Common Units held by CEQP, CGS GP or their respective Subsidiaries, if any, Surviving Entity Common Units as provided herein), (ii) any cash to be paid in lieu of any fractional New CEQP Common Unit or New CEQP Preferred Unit in accordance with Section 3.3(e) and (iii) any distributions in accordance with Section 3.3(c), and in each case to be issued or paid in consideration therefor in accordance with Section 3.3.

Section 3.2 Rights As Unitholders; Unit Transfers. At the Effective Time, holders of Midstream Common Units (other than Midstream Common Units held by CEQP, CGS GP or their respective Subsidiaries, if any) and Midstream Preferred Units shall cease to be, and shall have no rights as, limited partners of Midstream, other than to receive (a) any distribution with respect to such Midstream Units, as applicable, with a record date occurring prior to the Effective Time that may have been declared by Midstream on such Midstream Units in accordance with the terms of this Agreement and the Midstream Partnership Agreement and which remains unpaid at the Effective Time and (b) the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the unit transfer books of Midstream with respect to the Midstream Units.

Section 3.3 Exchange of Certificates.

(a) Exchange Agent. Promptly after the Effective Time (and in any event within two Business Days thereafter) CEQP shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the holders of Midstream Common Units and Midstream Preferred Units, for exchange in accordance with this Article III, through the Exchange Agent, the New CEQP Common Units, New CEQP Preferred Units and cash as required by this Article III. CEQP agrees to make available to the Exchange Agent, from time to time after the Effective Time as needed, cash sufficient to pay any distributions pursuant to Section 3.3(c) and to make payments in lieu of any fractional New CEQP Common Units and New CEQP Preferred Units pursuant to Section 3.3(e). Any cash, New CEQP Common Units and New CEQP Preferred Units deposited with the Exchange Agent (including as payment for any fractional New CEQP Units in accordance with Section 3.3(e) and any distributions in accordance with Section 3.3(c)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for Midstream Common Units (other than those held by CEQP, CGS GP or their respective Subsidiaries, if any) and Midstream Preferred Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.3(c) and 3.3(e), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, CEQP shall instruct the Exchange Agent to mail to each record holder of Midstream Common Units (other than CEQP, CGS GP or their respective Subsidiaries, if any) and Midstream Preferred Units (i) a letter of transmittal (which shall specify that in respect of certificated units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form and agreed to by CEQP and Midstream prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of the Midstream Common Units (other than those held by CEQP, CGS GP or their respective Subsidiaries, if any) or Midstream Preferred Units represented by such Certificates or Book-Entry Units. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, the holders of Midstream Common Units (other than CEQP, CGS GP or their respective Subsidiaries, if any) and Midstream Preferred Units shall be entitled to receive in exchange therefor (A) New CEQP Units, as applicable, representing, in the aggregate, the whole number of New CEQP Units that such holder has the right to receive pursuant to this Article III (after taking into account all Midstream Units then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including distributions pursuant to Section 3.3(c) and cash payable in lieu of any fractional New CEQP Units pursuant to Section 3.3(e). No interest shall be paid or accrued on any Merger Consideration or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. In the event of a transfer of ownership of Midstream Units that is not registered in the transfer records of Midstream, the Merger Consideration payable in respect of such Midstream Units may be paid to a transferee, if the Certificate representing such Midstream Units or evidence of ownership of the Book-Entry Units are presented to the Exchange Agent, and in the case of both certificated and book-entry Midstream Units, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Midstream Units, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until the required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the Midstream Units (including any cash in lieu of fractional units pursuant to Section 3.3(e)) and any distributions to which such holder is entitled pursuant to Section 3.3(c).

(c) Distributions with Respect to Unexchanged Midstream Common Units and Midstream Preferred Units. No distributions declared or made with respect to CEQP Common Units or CEQP Preferred Units with a record date after the Effective Time shall be paid to (i) the holder of any Midstream Units with respect to the New CEQP Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New CEQP Units shall be paid to any such holder until such holder shall deliver the required documentation and surrender any Certificate as contemplated by this Section 3.3 or (ii) CEQP, CGS GP or their respective Subsidiaries, if any, in respect of Midstream Common Units held immediately prior to the Effective Time. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there shall be paid to such holder of the New CEQP Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New CEQP Units to which such holder is entitled pursuant to Section 3.3(e) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to the New CEQP Units and payable with respect to such New CEQP Units, and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such compliance payable with respect to such New CEQP Units; provided, however, in no event will any such distribution be paid in respect of Surviving Entity Common Units.

(d) Further Rights in Midstream Common Units and Midstream Preferred Units. Except for Surviving Entity Common Units issued at the Effective Time upon conversion of Midstream Common Units held by CEQP, CGS GP or their respective Subsidiaries, the Merger Consideration issued upon conversion of a Midstream Common Unit or Midstream Preferred Unit in accordance with the terms hereof and any cash paid pursuant to Section 3.2, Section 3.3(c) or Section 3.3(e) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Midstream Common Unit or Midstream Preferred Unit.

(e) Fractional CEQP Common Units and CEQP Preferred Units. No certificates or scrip of the New CEQP Units representing fractional New CEQP Units or book entry credit of the same shall be issued upon the exchange of Midstream Units in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New CEQP Units. Notwithstanding any other provision of this Agreement, each holder of Midstream Common Units and Midstream Preferred Units exchanged in the Merger who would otherwise have been entitled to receive a fraction of a New CEQP Common Unit or New CEQP Preferred Unit (after taking into account all Midstream Units exchanged by such holder) shall receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to, (A) with respect to a New CEQP Common Unit, the product of (i) the closing sale price of the CEQP Common Units on the NYSE as reported by The Wall Street Journal on the trading day immediately preceding the date on which the Effective Time shall occur and (ii) the fraction of a New CEQP Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III, and (B) with respect to a New CEQP Preferred Unit, the product of (i) the closing sale price of the CEQP Common Units on the NYSE as reported by The Wall Street Journal on the trading day immediately preceding the date on which the Effective Time shall occur, (ii) the number of CEQP Common Units into which one New CEQP Preferred Unit would be convertible if the New CEQP Preferred Units were convertible as of the Effective Time at the Conversion Rate (as such term is defined in the CEQP Partnership Agreement Amendment), and (iii) the fraction of a New CEQP Preferred Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify CEQP, and CEQP shall, or shall cause the Surviving Entity to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund constituting New CEQP Units or cash that remains undistributed to the holders of Midstream Units after 180 days following the Effective Time shall be delivered to CEQP upon demand and, from and after such delivery, any former holders of Midstream Units who have not theretofore complied with this Article III shall thereafter look only to CEQP for the Merger Consideration payable in respect of such Midstream Units, any cash in lieu of fractional New CEQP Units to which they are entitled pursuant to Section 3.3(e) and any distributions with respect to the New CEQP Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Midstream Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of CEQP, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g) No Liability. None of CEQP, Equity GP, Midstream, Midstream GP, or the Surviving Entity shall be liable to any holder of Midstream Units for any CEQP Common Units or CEQP Preferred Units (or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by CEQP, the posting by such Person of a bond, in such reasonable amount as CEQP may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Midstream Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.2.

(i) Withholding. Each of CEQP, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Midstream Units such amounts as CEQP, the Surviving Entity or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that CEQP, the Surviving Entity or the Exchange Agent, as the case may be, shall provide reasonable notice to the applicable holders of Midstream Units prior to withholding any amounts pursuant to this Section 3.3(i). To the extent that amounts are so deducted and withheld by CEQP, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Midstream Units in respect of whom such deduction and withholding was made by CEQP, the Surviving Entity or the Exchange Agent, as the case may be.

(j) Book Entry and Admission of Holders of New CEQP Common Units and New CEQP Preferred Units as Additional Limited Partners of CEQP. Upon the issuance of New CEQP Common Units to the holders of Midstream Common Units or New CEQP Preferred Units to the holders of Midstream Preferred Units in accordance with this Section 3.3 and the compliance by such holders with the requirements of Section 10.3 of the CEQP Partnership Agreement, Equity GP shall consent to the admission of such holders as limited partners of CEQP and reflect such admission on the books and records of CEQP.

Section 3.4 Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or distributions in the form of equity interests with respect to the Midstream Common Units, the CEQP Common Units, the Midstream Preferred Units or the CEQP Preferred Units (in each case, as permitted pursuant to Section 4.1(c) or Section 4.2(c)), the number of New CEQP Common Units and New CEQP Preferred Units to be issued in the Merger, and the average closing sales prices of the CEQP Common Units determined in accordance with Section 3.3(e), will be correspondingly adjusted.

Section 3.5 Midstream LTIP Restricted Common Units and Phantom Units.

(a) At the Effective Time, each Midstream Restricted Common Unit and each Midstream Phantom Unit credited to a participant under the Midstream LTIP immediately prior to the Effective Time shall be converted into 2.7500 CEQP Restricted Common Units or 2.7500 CEQP Phantom Units, respectively, credited under the CEQP LTIP, which the Midstream Compensation Committee has determined is the equivalent in economic value of each Midstream Restricted Common Unit and each Midstream Phantom Unit, respectively, except that if the aggregate number of CEQP Restricted Common Units or CEQP Phantom Units that would be credited to a participant after such conversion would result in such participant being credited with a fractional CEQP Restricted Common Unit, then, in lieu thereof, such participant shall be entitled to receive cash (without interest rounded up to the nearest whole cent), in an amount calculated as provided in Section 3.3(e).

(b) Prior to, or as of, the Effective Time, the Midstream GP Board shall take all necessary actions, if any, pursuant to, in accordance with, and to the extent authorized under the terms of the Midstream LTIP and the grant agreements evidencing the Midstream Restricted Common Units or Midstream Phantom Units, as the case may be, to provide for the automatic conversion on the Effective Time of the Midstream Restricted Common Units and Midstream Phantom Units into CEQP Restricted Common Units or CEQP Phantom Units, respectively, under the CEQP LTIP in accordance with this Section 3.5, without the consent of the holders of the Midstream Restricted Common Units or Midstream Phantom Units.

(c) (i) On, or as soon as reasonably practicable after, the Effective Time, CEQP shall deliver to each affected participant in the Midstream LTIP a new grant agreement setting forth the terms of such participant’s CEQP Restricted Common Units or CEQP Phantom Units, as the case may be, credited under the CEQP LTIP as a result of the automatic conversion of the participant’s Midstream Restricted Common Units or Midstream Phantom Units as provided herein, which grant agreement shall continue the same terms applicable to the Midstream Restricted Common Units or Midstream Phantom Units credited under the Midstream LTIP, subject to adjustment made pursuant to Section 3.5(b) above.

(ii) CEQP shall take all necessary actions on, or prior to, the Effective Time, to authorize and reserve for issuance a sufficient number of CEQP Common Units for delivery with respect to the CEQP Restricted Common Units and CEQP Phantom Units credited under the CEQP LTIP on the conversion of the Midstream Restricted Common Units or Midstream Phantom Units in accordance with this Section 3.5.

(iii) The Midstream LTIP shall be terminated on, or immediately following, the Effective Time.

Section 3.6 Tax Characterization of Merger. CEQP and Midstream each acknowledges and agrees that for federal income Tax purposes the exchange of Midstream Units for New CEQP Units pursuant to the Merger shall qualify as an exchange to which Section 721(a) of the Code applies. Each of CEQP and Midstream agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing qualification and treatment and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

ARTICLE IV

ACTIONS PENDING MERGER

Section 4.1 Conduct of Business by Midstream. From the date hereof until the Effective Time (or the earlier termination of this Agreement), except as expressly contemplated by this Agreement or, as set forth in the Midstream Disclosure Letter, (a) without the prior written consent of the CEQP Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Midstream and Midstream GP will not, and will cause each of Midstream’s Subsidiaries not to:

(a) conduct its business and the business of Midstream’s Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would have a Material Adverse Effect with respect to Midstream;

(b) other than with respect to grants of equity or other Rights made in the ordinary and usual course pursuant to the Midstream LTIP, the conversion of any Midstream Preferred Units into Midstream Common Units in accordance with the terms of the Midstream Partnership Agreement or the issuance by Midstream of additional Midstream Preferred Units in accordance with Article 2.02 of the Class A Purchase Agreement or Midstream PIK Units in accordance with Amendment No. 3, (a) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any Rights, (b) enter into any agreement with respect to the foregoing or (c) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights;

(c) (i) make, declare or pay any distribution on or in respect of, or declare or make any distribution on, any of its equity securities (except regular quarterly cash distributions of Available Cash (as defined in the Midstream Partnership Agreement)), in the ordinary course consistent with past practice in amounts no greater than distributions per Midstream Common Unit declared with respect to the first quarter of 2015;

(ii) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests; or

(iii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any partnership interests, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan;

(d) sell, lease, dispose of or discontinue any portion of its assets, business or properties, which is material to it and such Subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and such Subsidiaries taken as a whole, or would be likely to have a Material Adverse Effect with respect to Midstream;

(e) amend the Midstream Partnership Agreement, except as contemplated by Section 2.1(c)) or the Midstream GP LLC Agreement;

(f) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or generally accepted accounting principles;

(g) fail to use commercially reasonable efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

(h) (i) change in any material respect its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

(ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or

(iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(i) (a) incur, assume or guarantee any indebtedness for borrowed money issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities of others, (b) enter into any material lease (whether operating or capital), (c) create any Lien on its property or the property of its Subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease, or (d) make or commit to make any capital expenditures, in each case in excess of $100,000,000 in the aggregate;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(k) except as permitted by Sections 6.2 and 6.7, knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (b) any of the conditions set forth in Article VII not being satisfied, (c) any material delay or prevention of the consummation of the Merger or (d) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law; or

(l) agree or commit to do anything prohibited by Sections 4.1(a) through 4.1(k).

Section 4.2 Conduct of Business by CEQP. From the date hereof until the Effective Time (or the earlier termination of this Agreement) except as expressly contemplated by this Agreement or as set forth in the CEQP Disclosure Letter, without the prior written consent of the Midstream Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), CEQP and Equity GP will not, and will cause each of CEQP’s Subsidiaries not to:

(a) conduct its and the business of the CEQP Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would have a Material Adverse Effect with respect to CEQP;

(b) other than with respect to grants of equity or other Rights made in the ordinary and usual course pursuant to the CEQP LTIP, (a) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any Rights, (b) enter into any agreement with respect to the foregoing or (c) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights;

(c) except as contemplated by Section 6.19,

(i) make, declare or pay any distribution on or in respect of, or declare or make any distribution on, any of its equity securities (except regular quarterly cash distributions of Available Cash (as defined in the CEQP Partnership Agreement), in the ordinary course consistent with past practice in amounts no greater than distributions per CEQP Common Unit and CEQP Class A Unit by CEQP declared by CEQP with respect to the first quarter of 2015);

(ii) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests; or

(iii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any partnership interests, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan;

(d) subject to Section 6.7(f) sell, lease, dispose of or discontinue any portion of its assets, business or properties, which is material to it and such Subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and such Subsidiaries taken as a whole, or would be likely to have a Material Adverse Effect with respect to CEQP, (ii) merge, consolidate or enter into any other business combination transaction with any Person or make any acquisition or disposition that would be likely to have a Material Adverse Effect with respect to CEQP, or (iii) enter into a definitive agreement with respect to a CEQP Acquisition Proposal;

(e) amend the CEQP Partnership Agreement, except as contemplated by this Agreement;

(f) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or generally accepted accounting principles;

(g) fail to use commercially reasonable efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

(h) (i) change in any material respect its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

(ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or

(iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(i) (a) incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities, (b) enter into any material lease (whether operating or capital), (c) create any Lien on its property or the property of its Subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease, or (d) make or commit to make any capital expenditures, in each case in excess of $100,000,000 in the aggregate;

(j) (i) enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party or waive any material rights under any material contract or agreement to which it is a party or (ii) enter into any contract, agreement or commitment with any affiliate of CEQP or its Subsidiaries;

(k) purchase any securities of or make any investment in any Person (other than (i) ordinary-course overnight investments of such Party, (ii) investments in wholly owned Subsidiaries, (iii) purchases and investments in addition to those contemplated by (i) and (ii) of this clause (k) up to an aggregate amount of $20,000,000;

(l) (i) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assesses damages in excess of $20,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the CEQP financial statements, or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (ii) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have a Material Adverse Effect with respect to CEQP;

(m) fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any permit, license, variance or any other approval required by any Governmental Authority for the continuing operation of its business, which failure would, individually or in the aggregate, have a Material Adverse Effect with respect to CEQP;

(n) grant any increases in the equity compensation of any of its officers, employees or independent contractors, except in the ordinary course of business not materially inconsistent with past practices;

(o) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(p) except as permitted by Section 6.2 and 6.7, knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (b) any of the conditions set forth in Article VII not being satisfied, (c) any material delay or prevention of the consummation of the Merger or (d) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law; or

(q) agree or commit to do anything prohibited by Sections 4.2(a) through 4.2(p).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties. Except as set forth in its SEC Documents (other than with respect to Sections 5.1(a) and 5.1(b)) filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents) or Article V of the Midstream Disclosure Letter, Midstream hereby represents and warrants (and to the extent necessary with respect to any representations by Midstream herein, Midstream GP also represents and warrants) to CEQP, and except as disclosed in its SEC Documents (other than with respect to Sections 5.1(a) and 5.1(b)) filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents) or Article V of the CEQP Disclosure Letter, CEQP, MergerCo, MGP GP and Midstream Holdings hereby represent and warrant (and to the extent necessary with respect to any representations by CEQP, MergerCo, MGP GP and Midstream Holdings herein, Equity GP also represents and warrants) to Midstream, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

(a) Organization, Standing and Authority. Such party is a limited partnership or limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such party (i) is duly qualified to do business and is in good standing in the states and sovereign tribal territories of the United States where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (ii) has in effect all federal, state, local, tribal and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Capitalization.

(i) In the case of Midstream, as of the date hereof, there are 187,423,322 Midstream Common Units issued and outstanding, 868,526 Midstream Restricted Units issued and outstanding, 161,043.1109 Midstream Phantom Units issued and outstanding, 18,332,195 Midstream Preferred Units issued and outstanding and the Incentive Distribution Rights issued and outstanding, and all such Midstream Common Units, Midstream Preferred Units and Incentive Distribution Rights and the limited partner interests represented thereby were duly authorized and are validly issued in accordance with the Midstream Partnership Agreement and are fully paid (to the extent required under the Midstream Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights).

(ii) As of the date hereof, Midstream GP owns a non-economic (0.0%) general partner interest in Midstream, and such general partner interest was duly authorized and validly issued in accordance with the Midstream Partnership Agreement.

(iii) In the case of CEQP, as of the date hereof, there are 181,204,695 CEQP Common Units, 4,867,252 CEQP Class A Units, 4,387,889 Subordinated Units, 1,633,654 CEQP Restricted Units issued and outstanding, 362,876.3789 CEQP Phantom Units issued and outstanding and no CEQP Preferred Units issued and outstanding, and all of such CEQP Common Units and CEQP Class A Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the CEQP Partnership Agreement and are fully paid (to the extent required under the CEQP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). As of the date hereof, Equity GP owns the Equity GP Interest and such Equity GP Interest was duly authorized and validly issued in accordance with the CEQP Partnership Agreement. The New CEQP Common Units and New CEQP Preferred Units will be duly authorized and validly issued in accordance with the CEQP Partnership Agreement, and will be fully paid (to the extent required under the CEQP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

(iv) As of the date hereof, CEQP owns 100% of the limited liability company interests in MGP GP and 100% of the limited partner interests in Midstream Holdings, and MGP GP owns a non-economic (0.0%) general partner interest in Midstream Holdings.

(v) As of the date hereof, CEQP owns 7,137,841 Midstream Common Units (the “CEQP Existing Units”) and CGS GP owns 21,597 Midstream Common Units (the “CGS Existing Units,” and collectively with the CEQP Existing Units, the “Existing Units”). CEQP has and, except with respect to the CEQP Existing Units to be contributed to CGS GP in accordance with Section 6.17, will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 6.3, and sole power to agree to all of the matters set forth in Section 6.3, in each case with respect to all of the CEQP Existing Units. CGS GP has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 6.3, and sole power to agree to all of the matters set forth in Section 6.3, in each case with respect to all of the CGS GP Existing Units and, at all times after CEQP has contributed a portion of the CEQP Existing Units to CGS GP in accordance with Section 6.17, with respect to such portion of the CEQP Existing Units.

(vi) As of the date hereof, other than, (A) in the case of Midstream, (i) Midstream Restricted Common Units granted under the Midstream LTIP and (ii) Midstream Common Units reserved for issuance upon the conversion of Midstream Preferred Units, and (B) in the case of CEQP, Restricted Common Units granted under the CEQP LTIP, there are no interests of a party’s equity securities authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its equity securities, and such party does not have any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement.

(c) Subsidiaries.

(i) (A) Such party owns, directly or indirectly, all of the equity interests of each of its Subsidiaries (B) no equity interests of any of its Subsidiaries are or may become required to be issued by reason of any Rights, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiaries, (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such equity interests, and (E) all of the equity interests of each such Subsidiary held by it or its Subsidiaries are fully paid and nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

(ii) Each of such party’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization and (A) is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (B) has in effect all federal, state, local, tribal and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(d) Partnership or Limited Liability Company Power. Such party and each of its Subsidiaries has the partnership or limited liability company power and authority to carry on its business as it is now being conducted and to own or lease, as applicable, all its properties and assets; and it has the partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority. Subject to Midstream Unitholder Approval in the case of Midstream, this Agreement and the transactions contemplated hereby have been authorized by all necessary partnership or limited liability company, as applicable, action, and this Agreement has been duly executed and delivered and is a legal, valid and binding agreement of it, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) No Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and the NYSE, and the approvals contemplated by Article VII, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, in the case of Midstream, the Midstream Partnership Agreement or Midstream Certificate of Limited Partnership, and in the case of CEQP, the CEQP Partnership Agreement or CEQP Certificate of Limited Partnership, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to it or any of its Subsidiaries, (iv) result in the creation of any Lien on any of its assets or its Subsidiaries’ assets other than in connection with any indebtedness obtained in connection with the transactions contemplated by this Agreement, or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws, except in the case of (i), (iii), (iv) and (v), any such breach, violation, default, termination, right, cancellation, acceleration, contravention, conflict, Lien or subjection that would not have, individually or in the aggregate, a Material Adverse Effect.

(g) Financial Reports and SEC Documents. Its annual report on Form 10-K for the fiscal year ended December 31, 2014, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2014 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its “SEC Documents”), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in partners’ equity and cash flows in such SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in partners’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as and to the extent set forth on its balance sheet as of December 31, 2014, as of such date, neither it nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied.

(h) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Midstream, fees to be paid to TPH, and, in the case of CEQP, fees to be paid to Evercore Group, L.L.C. and Citi, in every case pursuant to letter agreements, the fee provisions of which have been heretofore disclosed to the other party.

(i) Tax Matters.

(i) All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax Laws (“Tax Returns”) with respect to such party or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;

(ii) all Tax Returns filed by such party are complete and accurate in all material respects;

(iii) all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by such party or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have in accordance with generally accepted accounting principles been established for the payment of such Taxes;

(iv) no material (A) audit or examination or (B) refund litigation with respect to any Tax Return of such party is pending. As of the date hereof, neither such party nor any of its Subsidiaries (x) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns nor (y) is a party to any Tax sharing or Tax indemnity agreement;

(v) such party and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(vi) such party is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation; and

(vii) no written claim has been made by any Tax authority in a jurisdiction where such party or any of its Subsidiaries does not currently file a Tax Return that such party or any of its Subsidiaries is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by such party or any of its Subsidiaries.

(j) Regulatory Approvals. No approval of any Governmental Authority is necessary to consummate the transactions contemplated by this Agreement (other than filings under the Securities Act).

(k) The Midstream GP Board Recommendation. The Midstream GP Board delegated to the Midstream Conflicts Committee the authority of the Midstream GP Board to negotiate the terms and conditions of the Merger, subject to final approval by the Midstream GP Board, and to determine whether to approve the Merger by Special Approval (as defined in the Midstream Partnership Agreement). The Midstream Conflicts Committee has determined that the Merger, this Agreement and the transactions contemplated hereby are fair and reasonable to, and in the best interests of, Midstream and the Midstream Unaffiliated Unitholders, and approved and declared the advisability of the Merger and this Agreement and recommended approval of same by the Midstream GP Board. The Midstream GP Board has determined that the Merger, this Agreement and the transactions contemplated hereby are fair and reasonable to, and in the best interests of, Midstream and the Midstream limited partners, and approved and declared the advisability of the Merger and this Agreement, and resolved to recommend that the holders of Midstream Common Units and Midstream Preferred Units (voting on an “as-converted” basis), voting together as a single class, approve the Merger, this Agreement and the transactions contemplated hereby.

(l) The Equity GP Board Recommendation. The Equity GP Board delegated to the CEQP Conflicts Committee the authority of the Equity GP Board to negotiate the terms and conditions of the Merger, subject to final approval by the Equity GP Board, and to determine whether to approve the Merger by Special Approval (as defined in the CEQP Partnership Agreement). The CEQP Conflicts Committee has determined that this Agreement and the transactions contemplated hereby, including the Merger, the New CEQP Common Unit Issuance, the execution and effectiveness of the CEQP Partnership Agreement Amendment, and the New CEQP Preferred Unit Issuance (collectively, the “Merger Transactions”) are fair and reasonable to, and in the best interests of, CEQP and the CEQP Unaffiliated Unitholders, and approved and declared the advisability of this Agreement and the Merger Transactions. The Equity GP Board has determined that this Agreement and the transactions contemplated hereby, including the Merger Transactions are fair and reasonable to, and in the best interests of, CEQP and its limited partners, and has approved and declared the advisability of this Agreement and the Merger Transactions.

(m) Operations of MergerCo. In the case of CEQP, MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

(n) Opinion to the Midstream Conflicts Committee. Tudor, Pickering, Holt & Co. Advisors, LLC (“TPH”) has delivered to the Midstream Conflicts Committee its opinion (which will subsequently be confirmed in writing) to the effect that, as of the date the Midstream Conflicts Committee recommended that the Midstream GP Board approve this Agreement and subject to the assumptions, qualifications, limitations and other matters considered by TPH in connection with the preparation of its opinion, the Common Merger Consideration to be received by the holders of Midstream Common Units other than (i) CEQP and its affiliates and (ii) the officers and directors of Midstream GP that are also officers or directors of Equity GP or affiliates of such officers and directors (collectively the “Unaffiliated Midstream Common Unitholders”) was fair, from a financial point of view, to the Unaffiliated Midstream Common Unitholders.

(o) Opinion to the CEQP Conflicts Committee. Evercore Group L.L.C. has delivered to the CEQP Conflicts Committee its opinion (which will be subsequently confirmed in writing) to the effect that, as of the date the CEQP Conflicts Committee recommended that the Equity GP Board approve this Agreement and subject to certain assumptions, qualifications, limitations and other matters set forth in its opinion, the Merger Consideration to be paid by CEQP is fair, from a financial point of view, to the CEQP Unaffiliated Unitholders.

(p) No Material Adverse Effect. In the case of CEQP, there has not occurred a Material Adverse Effect with respect to CEQP between January 1, 2015 and the date of this Agreement. In the case of Midstream, there has not occurred a Material Adverse Effect with respect to Midstream between January 1, 2015 and the date of this Agreement.

ARTICLE VI

COVENANTS

Midstream hereby covenants to and agrees with CEQP, and CEQP hereby covenants to and agrees with Midstream, that:

Section 6.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, it shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, obtaining (and cooperating with the other parties hereto to obtain) any third party approval that is required to be obtained by Midstream or CEQP or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its Affiliates and any Regulatory Authority with respect to the transactions contemplated hereby. In complying with the foregoing, neither it nor its Subsidiaries shall be required to take measures that would have a Material Adverse Effect on it and such Subsidiaries taken as a whole.

Section 6.2 Equityholder Approval.

(a) Subject to the terms and conditions of this Agreement, Midstream shall take, in accordance with applicable Law, applicable stock exchange rules and the Midstream Partnership Agreement, all action necessary to call, hold and convene an appropriate meeting of the holders of Midstream Common Units and Midstream Preferred Units to consider and vote upon the approval of the Merger, this Agreement, and any other matters required to be approved by Midstream’s unitholders for consummation of the Merger (including any adjournment or postponement, the “Meeting”), promptly after the date hereof.

(b) Subject to Section 6.7(c), the Midstream GP Board shall recommend approval of the Merger, this Agreement and the transactions contemplated hereby to the holders of Midstream Units (the “Midstream Recommendation”), and Midstream shall take all reasonable lawful action to solicit such approval by the holders of Midstream Units.

Section 6.3 Agreement to Support.

(a) Contemporaneously with the execution and delivery of this Agreement. CEQP and CGS GP have executed and delivered a Support Agreement.

(b) Each of CEQP and CGS GP hereby covenant and agree that, except for the Support Agreement to which it is a party it (a) has not entered into, and shall not enter into at any time while this Section 6.3 remains in effect, any voting agreement or voting trust with respect to its Existing Units and (b) has not granted, and shall not grant at any time while this covenant remains in effect, a proxy, consent or power of attorney with respect to its Existing Units.

(c) This Section 6.3 shall remain in effect until the earliest to occur of (i) the Effective Time, (ii) a Midstream Change in Recommendation, (iii) the termination of this Agreement in accordance with its terms and (iv) the written agreement of Midstream and CEQP to terminate this Section 6.3. After the occurrence of such applicable event, this Section 6.3 shall terminate and be of no further force and effect.

Section 6.4 Registration Statement.

(a) Each of CEQP and Midstream agrees to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) (including the proxy statement and other proxy solicitation materials of Midstream and prospectus of CEQP constituting a part thereof (the “Proxy Statement”) and all related documents) to be filed by CEQP with the SEC in connection with the issuance of New CEQP Common Units and New CEQP Preferred Units in the Merger as contemplated by this Agreement. Provided Midstream has cooperated as required above, CEQP agrees to file the Registration Statement with the SEC as promptly as practicable. Each of Midstream and CEQP agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. CEQP also agrees to use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of CEQP and Midstream agrees to furnish to the other party all information concerning CEQP, Equity GP and its Subsidiaries or Midstream and Midstream GP, as applicable, and the officers, directors and unitholders of CEQP and Midstream and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.

(b) Each of Midstream and CEQP agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to unitholders and at the time of the Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Midstream and CEQP further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.

(c) CEQP will advise Midstream, promptly after CEQP receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the New CEQP Common Units and New CEQP Preferred Units for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) Each of CEQP and Midstream will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Midstream unitholders as soon as practicable after the effective date of the Registration Statement.

Section 6.5 Press Releases. Prior to a Midstream Change in Recommendation, if any, neither Midstream nor CEQP will, without the prior approval of the Midstream Conflicts Committee in the case of Midstream and the CEQP Conflicts Committee in the case of CEQP, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Section 6.6 Access; Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Midstream or CEQP or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law) and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Midstream nor CEQP nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) CEQP and Midstream, respectively, will not use any information obtained pursuant to this Section 6.6 or Section 6.7 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by this Agreement or (ii) the matters contemplated by Section 6.7 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.6 or Section 6.7 in confidence. No investigation by either such party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either such party’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.7 Acquisition Proposals; Change in Recommendation.

(a) None of Midstream GP, Midstream and its Subsidiaries shall, and they shall use their commercially reasonable efforts to cause their Representatives not to, directly or indirectly, (i) knowingly initiate, solicit or encourage the submission of any Acquisition Proposal, or (ii)

participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Acquisition Proposal. Notwithstanding the foregoing, but subject to the limitations in Section 6.7(b), nothing contained in this Agreement shall prohibit Midstream and Midstream GP from furnishing any information to, including information pertaining to CEQP or its Subsidiaries, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written Acquisition Proposal that did not result from a knowing and intentional breach of this Section 6.7 (a “Receiving Party”), if (i) the Midstream GP Board, after consultation with its outside legal counsel and financial advisors, determines in good faith (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be inconsistent with its fiduciary duties under the Midstream Partnership Agreement and applicable Law and (ii) prior to furnishing any such non-public information to such Receiving Party, Midstream receives from such Receiving Party an executed Confidentiality Agreement, provided, however, that if Midstream receives an Acquisition Proposal that includes a CEQP Acquisition Proposal, Midstream may, in its discretion, respond to a Receiving Party to indicate that Midstream cannot entertain an Acquisition Proposal that includes a CEQP Acquisition Proposal.

(b) Midstream shall not provide any Receiving Party with any non-public information or data pertaining to CEQP.

(c) Except as otherwise provided in this Section 6.7(c), the Midstream GP Board shall not (1) (a) withdraw, modify or qualify in any manner adverse to CEQP the Midstream Recommendation or (b) publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in this clause (1) being referred to as a “Midstream Change in Recommendation”); or (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Midstream or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Midstream Unitholder Approval, the Midstream GP Board may make a Midstream Change in Recommendation if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a Midstream Change in Recommendation would be inconsistent with its fiduciary duties under the Midstream Partnership Agreement and applicable Law; provided, however, that the Midstream GP Board shall not be entitled to exercise its right to make a Midstream Change in Recommendation pursuant to this sentence unless Midstream and Midstream GP have: (i) complied in all material respects with this Section 6.7, (ii) provided to CEQP and the CEQP Conflicts Committee two (2) Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising CEQP that the Midstream GP Board intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents for such Superior Proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional two (2) Business Day period), (iii) during such period, Midstream and its Representatives shall negotiate in good faith with CEQP and its

Representatives to amend this Agreement so as to enable the Midstream GP Board and/or the Midstream Conflicts Committee to proceed with the Midstream Recommendation and at the end of such period, maintain the Midstream Recommendation (after taking into account any agreed modification to the terms of this Agreement), and (iv) if applicable, provided to CEQP all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided). Any Midstream Change in Recommendation shall not change the approval of this Agreement or any other approval of the Midstream GP Board, including in any respect that would have the effect of causing any Takeover Law to be applicable to the transactions contemplated hereby or thereby, including the Merger. Notwithstanding any provision in this Agreement to the contrary, CEQP and Equity GP shall maintain, and cause their Representatives to maintain, the confidentiality of all information received from Midstream pursuant to this Section 6.7, subject to the exceptions contained in the Existing Confidentiality Agreement.

(d) In addition to the obligations of Midstream set forth in this Section 6.7, Midstream shall as promptly as practicable (and in any event within 24 hours after receipt) advise CEQP orally and in writing of any Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. Midstream shall keep CEQP informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal.

(e) Nothing contained in this Agreement shall prevent Midstream or the Midstream GP Board from taking and disclosing to the holders of Midstream Common Units and Midstream Preferred Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to limited partners) or from making any legally required disclosure to unitholders. Any “stop-look-and-listen” communication by Midstream or the Midstream GP Board to the limited partners of Midstream pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the limited partners of Midstream) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to CEQP of, all or a portion of the Midstream Recommendation.

(f) Nothing in this Agreement is intended or shall be construed to restrict CEQP GP, CEQP or their Representatives from initiating, soliciting or encouraging the submission of any CEQP Acquisition Proposal or participating in any discussions or negotiations regarding, or furnishing to any person any non-public information with respect to any Acquisition Proposal, provided that CEQP shall not take any of the actions referred to in Section 4.2(d) prior to the termination of this Agreement.

Section 6.8 Affiliate Arrangements.

(a) Not later than the 15th day after the mailing of the Proxy Statement, Midstream shall deliver to CEQP a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Meeting, deemed to be an “affiliate” of Midstream (a “Rule 145 Affiliate”) as that term is used in Rule 145 under the Securities Act.

(b) Midstream shall use its commercially reasonable efforts to cause its Rule 145 Affiliates not to sell any securities received under the Merger in violation of the registration requirements of the Securities Act, including Rule 145 thereunder.

Section 6.9 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such party or any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

Section 6.10 No Rights Triggered. Each of Midstream and CEQP shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any person (a) in the case of Midstream under the Midstream Partnership Agreement, and in the case of CEQP under the CEQP Partnership Agreement or (b) under any material agreement to which it or any of its Subsidiaries is a party.

Section 6.11 New CEQP Common Units Listed. In the case of CEQP, CEQP shall use its commercially reasonable efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the New CEQP Common Units.

Section 6.12 Third Party Approvals.

(a) CEQP and Midstream and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable. Each of CEQP and Midstream shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the

Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of such Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby.

Section 6.13 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Midstream Partnership Agreement, the Midstream GP LLC Agreement, or this Agreement or, if applicable, similar organizational documents or agreements of any of Midstream’s Subsidiaries, from and after the Effective Time, CEQP and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of Midstream or any of its Subsidiaries (including, for the avoidance of doubt, Midstream GP) or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of CEQP and the Surviving Entity pursuant to this Section 6.13(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of Midstream or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.13: (x) the term “Claim” means any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of Midstream, any of its Subsidiaries, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations

(including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.13(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither CEQP nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, CEQP and Midstream agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Midstream Partnership Agreement (and, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Midstream’s Subsidiaries including, without limitation, the Midstream GP LLC Agreement) and indemnification agreements of Midstream or any of its Subsidiaries shall be assumed by the Surviving Entity, CEQP and Equity GP in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years from the Effective Time, the CEQP Partnership Agreement shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the CEQP Partnership Agreement as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law; provided, however, that any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; and provided further that all rights to indemnification in respect of any Action pending or asserted or any Claim made within such period continue until the disposition of such Action or resolution of such Claim.

(d) CEQP shall, or shall cause the Surviving Entity to, maintain for a period of at least six (6) years following the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by Midstream and its Subsidiaries (including, for the avoidance of doubt, Midstream GP) (provided, that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Midstream than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger and the transactions contemplated by this Agreement; provided, that CEQP shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Midstream prior to the date hereof but in such case shall purchase as much coverage as reasonably practicable for such amount.

(e) The provisions of Section 6.13(d) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Surviving Entity for purposes of this Section 6.13 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement, which policies provide such directors and officers with the coverage described in Section 6.13(d) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Merger and the transactions contemplated by this Agreement.

(f) If CEQP, Equity GP, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of CEQP, Equity GP and the Surviving Entity assume the obligations set forth in this Section 6.13.

(g) CEQP and Equity GP shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.13.

(h) This Section 6.13 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on CEQP, Equity GP, the Surviving Entity and their respective successors and assigns.

Section 6.14 Notification of Certain Matters. Each of Midstream and CEQP shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) any change in its condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings, individually or in the aggregate, results in, or would reasonably be expected to result in, a Material Adverse Effect with respect to it.

Section 6.15 Rule 16b-3. Prior to the Midstream Unitholder Approval, Midstream and CEQP shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Midstream equity securities (including derivative securities) and acquisitions of CEQP equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Midstream and any Person who may be deemed to be a “director by deputization” under applicable securities laws to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.16 Distribution of Limited Liability Company Interest of Midstream GP. After the Midstream Unitholder Approval and prior to the Effective Time, Midstream Holdings shall distribute the limited liability interests of Midstream GP to CEQP, such that Midstream GP shall be a direct, wholly-owned subsidiary of CEQP.

Section 6.17 Contribution of Midstream Common Units to CGS GP. After the Midstream Unitholder Approval and prior to the Effective Time, CEQP will contribute or cause to be contributed a number of the Midstream Common Units that it owns directly to CGS GP, so that after giving effect to the Merger and the contribution referred to in Section 6.22 CEQP and CGS GP will hold Midstream limited partner interests in Midstream equal to 99.9% and 0.1% respectively, of the total Midstream limited partner interests then outstanding, and immediately thereafter but prior to the Effective Time shall cause CGS GP to be treated as a corporation for U.S. federal income tax purposes.

Section 6.18 CEQP Preferred Unit Designation. Equity GP shall execute and make effective at or prior to the Effective Time the CEQP Partnership Agreement Amendment.

Section 6.19 Issuance of Additional Midstream Preferred Units; PIK Unit Election. Prior to the first to occur of (a) not less than three Business Days prior to the Effective Time and (b) September 30, 2015, the Full Funding Date shall have occurred. Prior to the earlier of the Effective Time and the termination of this Agreement, Midstream GP shall cause all distributions paid by Midstream to holders of the outstanding Midstream Preferred Units pursuant to the Midstream Partnership Agreement shall be paid in additional Midstream PIK Units (and cash in lieu of any fractional Midstream PIK Unit) in accordance with Section 5.12(c) of Amendment No. 3.

Section 6.20 CEQP Operating Surplus. Equity GP shall execute and make effective at or prior to the Effective Time an amendment to the CEQP Partnership Agreement providing for, among other things, a change in the definition of “Operating Surplus” to provide that such term shall include an amount equal to the operating surplus of Midstream immediately prior to the Effective Time.

Section 6.21 CEQP Defeasance or Call For Redemption of Senior Notes Due 2018. Prior to the Effective Time CEQP shall take all actions necessary or appropriate to defease or call for redemption the issued and outstanding CEQP 7% Senior Notes due 2018, which redemption shall be effected in accordance with Section 3.07 of the Indenture dated as of September 27, 2010, as supplemented by the First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture thereto among CEQP, CEQP Finance Corp., each of the Guarantors thereof and U.S. Bank National Association, as trustee.

Section 6.22 Contribution to CMLP of Crestwood Operations. Immediately after the Effective Time CEQP will contribute to Midstream 100% of the issued and outstanding equity interests of Crestwood Operations as an additional contribution to Midstream’s capital in exchange for additional limited partner interests in Midstream.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing of each of the following:

Section 7.1 Unitholder Vote. This Agreement, the Merger and transactions contemplated hereby shall have been approved and adopted by the affirmative vote of holders of a majority of the Midstream Common Units and Midstream Preferred Units (voting together as a single class, with the Midstream Preferred Units voting on an “as-converted” basis) outstanding and entitled to vote at the Meeting (“Midstream Unitholder Approval”).

Section 7.2 Governmental Approvals. All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on CEQP or Midstream.

Section 7.3 No Actions. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Regulatory Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit, delay or make illegal the consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on CEQP or Midstream with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 6.1.

Section 7.4 Representations, Warranties and Covenants of CEQP and Equity GP. In the case of Midstream’s obligation to consummate the Merger:

(a) each of the representations and warranties contained herein of CEQP and Equity GP shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, in all material respects, except for any representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects.

(b) each and all of the agreements and covenants of CEQP and Equity GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Midstream shall have received a certificate signed by the Chief Executive Officer of the Equity GP, dated the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).

Section 7.5 Representations, Warranties and Covenants of Midstream and Midstream GP. In the case of CEQP’s obligation to consummate the Merger:

(a) each of the representations and warranties contained herein of Midstream and Midstream GP shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, in all material respects, except for any representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects.

(b) each and all of the agreements and covenants of Midstream and Midstream GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) CEQP shall have received a certificate signed by the Chief Financial Officer of Midstream GP, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

Section 7.6 Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.7 Tax Opinion of CEQP’s Counsel. In the case of CEQP’s obligation to consummate the Merger, CEQP shall have received an opinion, and provided a copy to the CEQP Conflicts Committee, from Vinson & Elkins LLP or another nationally-recognized tax counsel dated as of the Closing Date in form and substance reasonably satisfactory to CEQP and a copy of which shall have been provided to Midstream to the effect that, for U.S. federal income tax purposes, (a) no gain or loss should be recognized by existing CEQP Unitholders as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (b) 90% or more of the combined gross income of CEQP and Midstream for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations and covenants as to such matters as such counsel may reasonably request including those contained in certificates of officers of Equity GP and others and opinions of Delaware counsel reasonably satisfactory in form and substance to such counsel.

Section 7.8 Tax Opinion of Midstream’s Counsel. In the case of Midstream’s obligation to consummate the Merger, Midstream shall have received an opinion, and provided a copy to the Midstream Conflicts Committee, from Vinson & Elkins LLP or another nationally-recognized tax counsel dated as of the Closing Date in form and substance reasonably satisfactory to Midstream and a copy of which shall have been provided to CEQP to the effect that, for U.S. federal income tax purposes, no gain or loss should be recognized by Midstream Unitholders as a result of the receipt of New CEQP Units in the Merger (other than any income or gain resulting from (a) any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code; and (b) cash received in lieu of fractional New CEQP Units pursuant to Section 3.3(e)). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations and covenants as to such matters as such counsel may reasonably request including those contained in certificates of officers of Midstream and others and opinions of Delaware counsel reasonably satisfactory in form and substance to such counsel.

Section 7.9 NYSE Listing. The New CEQP Common Units shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.10 CEQP Preferred Unit Designation. In the case of Midstream’s obligation to consummate the Merger, Equity GP shall have executed and made effective at or prior to the Effective Time the CEQP Partnership Agreement Amendment.

Section 7.11 No Material Adverse Effect. In the case of Midstream’s obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to CEQP between the date of this Agreement and the Closing Date. In the case of CEQP’s obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to Midstream between the date of this Agreement and the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Midstream Unitholder Approval of this Agreement:

(a) By the mutual consent of CEQP and Midstream in a written instrument.

(b) By either CEQP or Midstream upon written notice to the other, if:

(i) the Merger has not been consummated on or before December 31, 2015 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii) any Regulatory Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or any of the Merger Transactions or making the Merger or any of the Merger Transactions illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 6.1);

(iii) Midstream fails to obtain the Midstream Unitholder Approval at the Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to Midstream where the failure to obtain the Midstream

Unitholder Approval shall have been caused by the action or failure to act of Midstream and such action or failure to act constitutes a material breach by Midstream of this Agreement;

(iv) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties (treating CEQP and Equity GP as one party for the purposes of this Section 8.1 and treating Midstream and Midstream GP as one party for the purposes of this Section 8.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of representation or warranty by CEQP or Equity GP) or Section 7.5 (in the case of a breach of representation or warranty by Midstream or Midstream GP); or

(v) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any other party, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of covenants or agreements by CEQP or Equity GP) or Section 7.5 (in the case of a breach of covenants or agreements by Midstream or Midstream GP).

(c) By CEQP, upon written notice to Midstream, in the event that a Midstream Change in Recommendation has occurred.

(d) By Midstream, upon written notice to CEQP, in the event that (i) a Midstream Change in Recommendation has occurred, (ii) Midstream has not knowingly and intentionally materially breached Section 6.7 and (iii) Midstream has paid CEQP’s Expenses pursuant to Section 9.1(b) and Section 9.1(e).

(e) By CEQP, at any time prior to obtaining the Midstream Unitholder Approval, upon written notice to Midstream, in the event that the CEQP GP Board determines to abandon the transactions contemplated herein.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2 and Section 9.13, this Agreement (other than Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of CEQP, Equity GP, MergerCo, Midstream GP or Midstream, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with Section 6.6(b); provided that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Fees and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Section 9.1(b), Section 9.1(c), Section 9.1(d) and Section 9.1(f).

(b) If this Agreement is terminated by CEQP pursuant to Section 8.1(c) or by Midstream pursuant to Section 8.1(d), then Midstream shall pay to CEQP the Expenses incurred by CEQP.

(c) In the event that (i) an Acquisition Proposal with respect to Midstream has been publicly proposed by any Person (meaning, for the purpose of this Section 9.1(c), a Person other than CEQP, Equity GP and MergerCo) or any Person has publicly announced its intention (whether or not conditional) to make such an Acquisition Proposal or such an Acquisition Proposal or such intention has otherwise become publicly known to Midstream’s unitholders generally and in any event such proposal or intention is not subsequently withdrawn prior to the termination of this Agreement, (ii) thereafter this Agreement is terminated by either Midstream or CEQP pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by CEQP pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) and (iii) within 12 months after the termination of this Agreement, Midstream or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal with respect to Midstream or any of its Subsidiaries is consummated, then Midstream shall pay to CEQP, if and when consummation of such Acquisition Proposal occurs, all of the Expenses of CEQP less the Expenses of CEQP previously paid to CEQP, if any; provided that for purposes of this Section 9.1(c), “35%” shall be substituted for “20%” in the definition of Acquisition Proposal.

(d) If this Agreement is terminated by Midstream pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), or by CEQP pursuant to Section 8.1(e), then CEQP shall pay to Midstream the Expenses of Midstream. If this Agreement is terminated by (i) CEQP pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) or (ii) Midstream or CEQP pursuant to Section 8.1(b)(iii), then Midstream shall pay to CEQP the Expenses of CEQP.

(e) Except as otherwise provided herein, any payment of Expenses pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account designated by CEQP or an account designated by Midstream, as applicable, within one Business Day after such payment becomes payable; provided, however, that any payment by Midstream of the Expenses of CEQP as a result of termination under Section 8.1(d) shall be made prior to or concurrently with termination of this Agreement; provided, however, that any payment of the Expenses of CEQP pursuant to Section 9.1(c) shall be made contemporaneously with the consummation of the Acquisition Proposal as provided in clause (iii) of Section 9.1(c). The Parties acknowledge that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement.

(f) (i) Expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Registration Statement shall be paid by CEQP and (ii) any filing fees payable pursuant to regulatory Laws and other filing fees incurred in connection with this Agreement shall be paid by the party incurring the fees. As used in this agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the Registration Statement and the solicitation of unitholder approvals and all other matters related to the transactions contemplated hereby; provided that the amount of Expenses payable by one party to another under this Section 9.1 shall not exceed $10.0 million.

(g) This Section 9.1 shall survive any termination of this Agreement.

Section 9.2 Waiver; Amendment. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision and approved by the CEQP Conflicts Committee in the case of CEQP and by the Midstream Conflicts Committee in the case of Midstream and executed in the same manner as this Agreement, or (b) amended or modified at any time, whether before or after the Midstream Unitholder Approval, by an agreement in writing between the parties hereto approved by the CEQP Conflicts Committee in the case of CEQP and by the Midstream Conflicts Committee in the case of Midstream and executed in the same manner as this Agreement, provided, that after the Midstream Unitholder Approval, no amendment shall be made that requires further Midstream Unitholder Approval without such approval.

Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern).

Section 9.5 Confidentiality. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.6(b).

Section 9.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to CEQP, Equity GP, MergerCo, MGP GP, Midstream Holdings or CGS GP, to:

Crestwood Equity Partners LP

700 Louisiana Street, Suite 2550

Houston, TX 77002

Attention: General Counsel

With copies (which shall not constitute proper notice hereunder) to:

Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Fax:      (713) 220-4285

Attn:     Mike O’Leary and Mark Young

and

Crestwood Equity Partners LP

700 Louisiana Street, Suite 2550

Houston, TX 77002

Attention: Chairman of the Conflicts Committee

and

Locke Lord LLP

600 Travis, Suite 2800

Houston, TX 77002

Fax:     (713) 229-2565

Attn:    Bill Swanstrom and

             David Taylor

If to Midstream or Midstream GP, to:

Crestwood Midstream Partners LP

700 Louisiana Street, Suite 2550

Houston, TX 77002

Attention: Chairman of the Conflicts Committee

With copies (which shall not constitute proper notice hereunder) to:

Paul Hastings LLP

600 Travis Street, 58th Floor

Houston, Texas 77002

Fax:  (713) 353-3100

Attn: Gislar Donnenberg and Douglas Getten

Section 9.7 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.13, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.8 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.9 Headings. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 9.10 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party.

Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.3, 3.5, 6.13 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 6.6(b), Section 8.2, and Article IX shall survive such termination.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CRESTWOOD MIDSTREAM PARTNERS LP

By:	Crestwood Midstream GP LLC,
its general partner

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	Chief Executive Officer

CRESTWOOD MIDSTREAM GP LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	Chief Executive Officer

CRESTWOOD EQUITY PARTNERS LP

By:	Crestwood Equity GP LLC,
its general partner

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	Chief Executive Officer

CRESTWOOD EQUITY GP LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	Chief Executive Officer

CEQP ST SUB LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

MGP GP LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	Chief Executive Officer

CRESTWOOD MIDSTREAM HOLDINGS LP

By:	MGP GP LLC,
its general partner

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	Chief Executive Officer

CRESTWOOD GAS SERVICES GP, LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX A

FORM OF CEQP PARTNERSHIP AGREEMENT AMENDMENT

Annex A to Agreement and Plan of Merger – Page 1

Annex A

FIRST AMENDMENT

TO

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CRESTWOOD EQUITY PARTNERS LP

This First Amendment (this “Amendment”) to the Fifth Amended and Restated Agreement of Limited Partnership of Crestwood Equity Partners LP, a Delaware limited partnership (the “Partnership”), dated as of April 11, 2014, and entered into as of January 1, 2013 (the “Partnership Agreement”), is entered into effective as of [●], 2015 at the direction of Crestwood Equity GP LLC, as the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Partnership Agreement.

RECITALS

WHEREAS, Section 5.4(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Securities for any Partnership purpose at any time and from time to time to such Persons and for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners;

WHEREAS, Section 5.4(b) of the Partnership Agreement provides that the Partnership Securities authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities) as shall be fixed by the General Partner in the exercise of its sole discretion;

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may amend any provision of the Partnership Agreement that, in the discretion of the General Partner, is necessary or advisable in connection with the creation, authorization or issuance of any class or series of Partnership Securities pursuant to Section 5.4 of the Partnership Agreement; and

WHEREAS, the General Partner deems it advisable and in the best interest of the Partnership to effect this Amendment to provide for (i) the creation of a new class of Units to be designated as Preferred Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Preferred Units, including, without limitation, the conversion of the Preferred Units into Common Units in accordance with the terms described herein, (ii) the issuance of the Preferred Units pursuant to the terms of the Merger Agreement (as hereinafter defined) in exchange for Midstream Preferred Units (as hereinafter defined), and (iii) such other matters as are provided herein.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner does hereby amend the Partnership Agreement as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:

Article I is hereby amended to add or restate, as applicable, the following definitions in the appropriate alphabetical order:

“Adjusted Conversion Amount” means a number of Common Units to be issued upon conversion of each Preferred Unit pursuant to Section 5.8(b)(iii) equal to the greater of (i) the Conversion Ratio and (ii) the quotient of (A) 150% multiplied by the Preferred Unit Price divided by (B) the Adjustment Ratio multiplied by the lower of (x) the closing price of a Common Unit on the National Securities Exchange on which the Common Units are listed or admitted to trading on the last trading day prior to exercise of the Partnership’s conversion right pursuant to Section 5.8(b)(iii) and (y) the VWAP Price calculated over the 10 consecutive trading days ending immediately prior to the date of exercise of the Partnership’s conversion right pursuant to Section 5.8(b)(iii).

“Adjustment Ratio” means 0.96, provided, however, that the Adjustment Ratio shall be 1.00 (i) at all times prior to June 17, 2017, and (ii) at any time, on or after June 17, 2017, that the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of exercise of the Partnership’s conversion right pursuant to Section 5.8(b)(iii) exceeds the quotient of (A) 125% of the Preferred Unit Price, divided by (B) the then-applicable Conversion Ratio.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For avoidance of doubt, for purposes of this Agreement, (i) the Partnership, on the one hand, and the Unit Purchasers, on the other hand, shall not be considered Affiliates; (ii) any fund or account managed, advised or sub-advised, directly or indirectly, by GSO Capital Partners LP or its Affiliates shall be considered an Affiliate of GSO Capital Partners LP; and (iii) any fund or account managed, advised or sub-advised, directly or indirectly, by Magnetar Financial LLC or its Affiliates, shall be considered an Affiliate of Magnetar Financial LLC.

“Board Representation and Standstill Agreement” means that certain Board Representation and Standstill Agreement, dated as of [●], 2015, by and among the Partnership, the General Partner and the Unit Purchasers.

“Cash COC Conversion Premium” means (i) prior to June 17, 2015, 115%, (ii) during the period commencing on June 17, 2015 and ending on June 16, 2016, 110%, (iii) during the period commencing on June 17, 2016 and ending on June 16, 2017, 105%, and (iv) thereafter, 101%.

“Cash COC Event” means any transaction pursuant to which (i) the General Partner or any Affiliate of the General Partner exercises its rights to purchase all of the Outstanding Common Units pursuant to Section 15.1 of this Agreement or (ii) any Person or group of Persons acquires in one or more series of related transactions all of the Outstanding Common Units, in each case where the consideration received by the holders of Common Units is comprised of at least 90% cash.

“Change of Control” means the occurrence of any of the following events: (i) (a) First Reserve Fund XI, L.P. or an Affiliate of First Reserve Fund XI, L.P. has ceased, directly or indirectly, in one or more series of related transactions, to control the General Partner (the Person, if any, acquiring such control of the General Partner, and each Person, if any, that subsequently acquires control of the General Partner, is hereinafter referred to as a “New GP Owner”) and (b) Robert G. Phillips has ceased to be the Chief Executive Officer of the General Partner; (ii) the Common Units are no longer listed or admitted for trading on the New York Stock Exchange or another National Securities Exchange; (iii) a Cash COC Event; (iv) any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or more series of related transactions, of all or substantially all of the properties or assets of the Partnership to any Person; or (v) any dissolution or liquidation of the Partnership (other than in connection with a bankruptcy proceeding or a statutory winding up); provided, if a Change of Control under clause (i) of this definition has occurred, and one or more Preferred Holders has elected, pursuant to Section 5.8(e)(ii)(C), to continue to hold Preferred Units, then, with respect to each such Preferred Holder, a Change of Control shall also mean the occurrence of any of the following events: (a) a New GP Owner has ceased, directly or indirectly, in one or more series of related transactions, to control the General Partner; or (b) if there is no New GP Owner, any merger, consolidation or other combination of the Partnership with another entity in which the Partnership is not the surviving entity.

“COC Election” has the meaning set forth in Section 5.8(b)(i).

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to the Common Units in this Agreement, but does not include Class A Units, Subordinated Units or Preferred Units (prior to their conversion into Common Units pursuant to the terms hereof).

“Conversion Date” means, with respect to each Preferred Unit, the date on which the Partnership has completed the conversion of such Preferred Unit pursuant to Section 5.8(b).

“Conversion Ratio” means 1.00, as adjusted from time to time pursuant to Sections 5.8(b)(iv) and (xi).

“Crestwood Indentures” means (i) that certain Indenture dated as of November 8, 2013 by and among Midstream, Crestwood Midstream Finance Corp., the other guarantors party thereto and U.S. Bank National Association, as trustee, (ii) that certain Indenture dated as of April 1, 2011 by and among Midstream, Crestwood Midstream Finance Corp., the other guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, (iii) that certain Indenture dated as of March 23, 2015 by and among Midstream, Crestwood Midstream Finance Corp., the other guarantors party thereto and U.S. Bank National Association, as trustee, and (iv) that certain indenture dated as of December 7, 2012, by and among Inergy Midstream, L.P., NRGM Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee.

“Deficiency Rate” has the meaning set forth in Section 5.8(c)(i)(B).

“Effective Time” means the effective time of the merger pursuant to the Merger Agreement.

“First Reserve” has the meaning set forth in Section 4.7(e)(iii).

“Full Funding” means, with respect to each Unit Purchaser, payment in full by such Unit Purchaser of that portion of the total Funding Amount set forth opposite such Unit Purchaser’s name on Exhibit A to the Preferred Unit Purchase Agreement (or, in the event that a Unit Purchaser breaches its obligations under the Preferred Unit Purchase Agreement to fund the total Funding Amount set forth opposite such Unit Purchaser’s name on Exhibit A to the Preferred Unit Purchase Agreement after such funding has been properly called in accordance with the terms of the Preferred Unit Purchase Agreement, the date that is three (3) Business Days after such proper call for funding).

“Full Funding Date” means, with respect to each Unit Purchaser, the first to occur of (i) the date on which Full Funding has occurred; (ii) in connection with a Change of Control in which the Partnership is not the surviving entity, the date of such Change of Control; or (iii) if, in connection with a Change of Control in which the Partnership is the surviving entity, such Unit Purchaser elects to be released from its obligation to fund such Unit Purchaser’s remaining unfunded Funding Amount pursuant to the Preferred Unit Purchase Agreement, the date on which such Unit Purchaser delivered written notice to the Partnership of its election to be so released.

“Initial Distribution Period” has the meaning set forth in Section 5.8(c)(i)(A).

“Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks junior to the Preferred Units, including but not limited to Common Units, Class A Units, Subordinated Units, and General Partner Interests.

“Limited Partner” means, unless the context otherwise requires, (a) a holder of Common Units, Class A Units, Subordinated Units or Preferred Units, except as otherwise provided herein, each Substituted Limited Partner and each Additional Limited Partner, or (b) solely for purposes of Articles V, VI, VII, and IX, each Assignee; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as may otherwise be required by any non-waivable provision of law.

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class A Units, Subordinated Units, Preferred Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as may otherwise be required by any non-waivable provision of law.

“Liquidation Preference” means, with respect to each Preferred Unit, the sum of the Preferred Unit Price plus all accrued and unpaid distributions on such Preferred Unit to the Liquidation Date.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 5, 2015, by and among the Partnership, the General Partner, CEQP ST SUB LLC, MGP GP, LLC, Crestwood Midstream Holdings LP, Crestwood Gas Services GP, LLC, Midstream and Midstream GP.

“Midstream” means Crestwood Midstream Partners LP, a Delaware limited partnership.

“Midstream GP” means Crestwood Midstream GP LLC, a Delaware limited liability company and the general partner of Midstream.

“Midstream Preferred Units” means the Class A Preferred Units of Midstream.

“Minimum Conversion Amount” means (i) a number of Preferred Units having an aggregate value of $20.0 million, which value is calculated by multiplying the number of Preferred Units to be converted by the Preferred Unit Price or (ii) if the value of the Preferred Units (calculated in accordance with clause (i) above) to be converted by the Preferred Holder requesting conversion does not equal or exceed $20.0 million, then all of the Preferred Units held by such Preferred Holder.

“Offering Notice” has the meaning set forth in Section 4.7(e)(iii).

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the Managing General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by any non-waivable provision of law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement; provided, further, that the foregoing limitation shall not apply (i) to any Outstanding Partnership Securities of any class then Outstanding acquired directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any then Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or

Group in writing that such limitation shall not apply, or (iii) to any Person or Group who acquired 20% or more of any then Outstanding Partnership Securities of any class then Outstanding with the prior approval of the General Partner. For the avoidance of doubt, the limitations set forth herein shall apply to any Preferred Holder with respect to its ownership of the Preferred Units (including the Common Units issued upon conversion thereof) or exercising voting rights with respect thereto; provided, however, that such limitations shall not apply (x) with respect to matters as to which the Preferred Units vote as a separate class, and (y) with respect to matters as to which the Preferred Units vote together with the Common Units as a single class, provided that, with respect to clause (y) above, such Preferred Holder would not beneficially own 20% or more of the Outstanding Common Units, determined on an as converted basis at the then-applicable Conversion Ratio. For the avoidance of doubt, for purposes of determining if a Preferred Holder would beneficially own 20% or more of the Outstanding Common Units, on an as converted basis, beneficial ownership shall be determined in accordance with Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act.

“Parity Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities of cash or property and distributions upon liquidation of the Partnership (taking into account the intend effects of the allocation of gains and losses as provided in this Agreement), ranks pari passu with the Preferred Units.

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Class A Units, Preferred Units or Subordinated Units.

“PIK Unit” means a Preferred Unit issued pursuant to a Preferred Unit Distribution in accordance with Section 5.8(c).

“Preferred Holder” means a holder of a Preferred Unit.

Preferred Investor” means a Preferred Holder, together with all Affiliates of such Preferred Holder that hold Preferred Units.

“Preferred Pro Rata Distribution” means, in respect of any Parity Security, the distribution permitted to be made on such Parity Security in the event that the Partnership fails to pay, after the Initial Distribution Period, in full in cash any distribution (or portion thereof) which any Preferred Holder accrues and is entitled to receive, which is equal to the distribution payable in respect of such Parity Security as of such date, multiplied by a fraction (i) the numerator of which is the most recent distribution paid in cash in respect of each Preferred Unit and (ii) the denominator of which is the distribution accumulated and payable on each Preferred Unit immediately prior to the payment of the most recent such distribution.

“Preferred Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Preferred Unit in the Partnership Agreement, as amended by this Amendment, including PIK Units, provided that such PIK Units shall be subject to such restrictions as are set forth herein. A Preferred Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

Preferred Unit Distribution” has the meaning assigned to such term in Section 5.8(c)(i)(A).

“Preferred Unit Distribution Amount” has the meaning assigned to such term in Section 5.8(c)(i)(A).

“Preferred Unit Price” means $[        ]1 per Preferred Unit.

“Preferred Unit Purchase Agreement” means the Class A Convertible Preferred Unit Purchase Agreement, dated as of June 17, 2014, between Midstream and the Unit Purchasers.

“Proposed Transaction” has the meaning set forth in Section 4.7(e)(iii).

“Registration Rights Agreement” means the Registration Rights Agreement dated [•], 2015 by and among the Partnership and the Unit Purchasers.

“ROFO Interest” has the meaning set forth in Section 4.7(e)(iii).

“ROFO Response” has the meaning set forth in Section 4.7(e)(iii).

“Senior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks senior to the Preferred Units.

“Special Conversion Amount” means a number of Common Units to be issued upon conversion of each Preferred Unit equal to the sum of (a) the quotient of (i) the aggregate Preferred Unit Distribution Amount, as adjusted by the then-applicable Conversion Ratio, that would have been paid on such Preferred Units (assuming that all such distributions would have been paid in cash), between the date of the exercise of the Partnership’s conversion right pursuant to Section 5.8(b)(iii) and the distribution payable for the Quarter ending June 30, 2017, divided by (ii) the Preferred Unit Price, plus (b) the Adjusted Conversion Amount.

“Substantially Equivalent Unit” has the meaning set forth in Section 5.8(e)(ii)(B).

[1]	To be an amount equal to $25.10, divided by the greater of (a) 2.75 and (b) the number of CEQP Common Units to be exchanged for each Midstream Common Unit at the Effective Time (the greater of (a) and (b), the “Adjustment Rate”); provided, however, that if any event(s) described in Section 5.8(b)(xi) as provided in Section 5 hereof occurs at either Midstream or the Partnership between the execution of the Merger Agreement and the Effective Time, an appropriate adjustment shall be made to the Adjustment Rate to cause the holders of the Midstream Preferred Units to be economically no worse off with respect to the exchange of Midstream Preferred Units for Preferred Units than if such event(s) had not occurred.

“Super-Majority Interest” means at least two-thirds (2/3) of the Outstanding Preferred Units.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class A Units, Subordinated Units and Preferred Units, but shall not include a General Partner Interest; provided, however, that when the term “Unit” is used herein in the context of any vote or other approval, including without limitation Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as otherwise required by any non-waivable provision of law.

“Unit Purchasers” means each of the Persons named on Exhibit A hereto.

“VWAP Price” as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit on the National Securities Exchange on which the Common Units are then listed or admitted to trading.

Article IV is hereby amended to add a new Section 4.7(e) implementing certain transfer restrictions on the Preferred Units:

Section 4.7(e). Transfer Restrictions on Preferred Units.

(i) Prior to June 17, 2017, neither such Unit Purchaser nor any assignee of such Unit Purchaser shall transfer any Preferred Units held by such Unit Purchaser or assignee without the approval of the General Partner (such approval not to be withheld unless the proposed transferee fails to agree to be bound by the standstill provisions set forth on Exhibit B hereto), except as provided in Section 4.7(e)(iv).

(ii) From and after June 17, 2017, each Preferred Holder may transfer any Preferred Units held by it to any other Person or Persons other than to any Person or group (as defined by Section 13D of the Securities Exchange Act) that after giving effect to such transfer would own more than 15% of the Outstanding Common Units, including the number of Common Units into which such Preferred Units are then convertible, except as provided in Section 4.7(e)(iv), provided that the foregoing restriction shall not apply to any transfer of Preferred Units to any investment bank or similar institution that assists in the brokering or marketing of the Preferred Units on behalf of any Preferred Holder.

(iii) Until the earlier of (i) June 17, 2019, and (ii) the date on which First Reserve Fund XI, L.P. or an Affiliate of First Reserve Fund XI, L.P. has ceased to directly or indirectly control the General Partner, at any time prior to the sale or transfer of any Preferred Units by a Preferred Holder to a Person or group (as defined by Section 13D of the Securities Exchange Act) other than an Affiliate of such Preferred Holder or another Preferred Holder who agrees in writing that the ROFO Interests (as defined below) remain subject to this Section 4.7(e)(iv) (a “Proposed Transaction”), such selling Preferred Holder shall first provide written notice (the “Offering Notice”) to First Reserve Management, L.P. of its intention to enter into a Proposed Transaction. First Reserve Management, L.P. and its affiliates (“First Reserve”) shall then have a right of first offer with respect any or all of such Preferred Units (the “ROFO Interest”). The Offering Notice shall include any material terms, conditions and other details as would be reasonably necessary for First Reserve to make a responsive offer to enter into the Proposed Transaction with such Preferred Holder, which terms, conditions and details shall include any material terms, condition or other details that such Preferred Holder would propose to provide to non-Affiliates in connection with the Proposed Transaction. First Reserve shall have 10 days following receipt of the Offering Notice to propose an offer to enter into the Proposed Transaction with such Preferred Holder (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price First Reserve proposes to pay for the ROFO Interest and the other terms of the purchase) pursuant to which First Reserve would be willing to enter into a binding agreement for the Proposed Transaction. If a ROFO Response is not delivered by First Reserve and received by the Preferred Holder within such 10-day period, then First Reserve shall be deemed to have waived its right of first offer with respect to such ROFO Interest, and such Preferred Holder shall be free to enter into a Proposed Transaction with any third person on terms and conditions determined in the sole discretion of such Preferred Holder. If First Reserve submits a ROFO Response, but First Reserve and the Preferred Holder do not agree on the terms of the purchase within 5 Business Days following the receipt of the ROFO Response by the Preferred Holder, then the Preferred Holder may reach agreement as to the transfer of the ROFO Interest to any third Person on terms generally no less favorable to the Preferred Holder within the next 90 days, subject to this Article IV. Notwithstanding anything to the contrary contained herein, with respect to any matter as to which the Preferred Units are entitled to vote as a separate class, if at any time First Reserve shall beneficially own more than 20% of the then Outstanding Preferred Units, then none of such Preferred Units beneficially owned by First Reserve in excess of 20% of the Outstanding Preferred Units may (A) be voted on such matter or (B) be considered Outstanding Preferred Units when calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement with respect to such matter; provided, however, that such restrictions shall no longer apply when First Reserve ceases to directly or indirectly, control the General Partner.

(iv) Notwithstanding anything to the contrary contained herein, a Preferred Holder shall at all times from and after the Effective Time be permitted to transfer any Preferred Units held by such Preferred Holder to an Affiliate of such Preferred Holder or another Unit Purchaser or its Affiliates, provided that any such transfer would not result in the Partnership being considered terminated for purposes of Section 708 of the Code.

(v) Notwithstanding anything to the contrary contained herein, no Preferred Holder shall transfer any Preferred Units to any person or entity that (a) is an operating company (and not a financial institution) and (b) engages in the midstream energy business or otherwise provides similar services or engages in similar business as the Partnership at any time during the twelve months preceding the proposed transfer.

(vi) Notwithstanding anything to the contrary contained herein, (A) in connection with any transfer of Preferred Units, the transferring Preferred Holder must transfer to the transferee of such Preferred Units all PIK Units issued as distributions thereon, and (B) in connection with any transfer of PIK Units, the transferring Preferred Holder must transfer to the transferee of such PIK Units all Preferred Units in connection with which such PIK Units were distributed; provided, however, that in the event that compliance with this Section 4.7(e)(vi) would result in the transfer of any fractional Preferred Unit or PIK Unit, the number of Preferred Units or PIK Units to be transferred shall be rounded down to the nearest whole Preferred Unit or PIK Unit, as the case may be.

Section 5.3(a) is hereby amended and restated as follows:

(a) The Partnership shall maintain for each Limited Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement (including, with respect to the Preferred Units, the net amount of cash contributed for the Preferred Units by the holders thereof pursuant to the Preferred Unit Purchase Agreement) and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all distributions of cash or property (other than PIK Units) made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. In connection with the foregoing, the Partnership shall adopt the methodology set forth in the noncompensatory option regulations under Treasury Regulation Sections 1.704-1 and 1.721-2 with respect to the issuance and conversion of Preferred Units, unless otherwise required by applicable law.

Section 5.3(d)(i) is hereby amended and restated as follows:

(d) (i) Consistent with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(s), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of a Preferred Unit in accordance with Section 5.8(b), the Capital Accounts of all

Partners and the Carrying Value of each Partnership property immediately prior to such issuance (or, in the case of a Conversion Date, immediately after such Conversion Date) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Preferred Unit, first among the Partners holding Common Units as may be necessary to cause the Capital Account attributable to each such Unit to be the same, and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the occurrence of a Conversion Date is not sufficient to cause the Capital Account attributable to each Common Unit to be the same, then Capital Account balances shall be reallocated between the Partners holding such Units so as to cause the Capital Account attributable to each such Unit to be the same, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining Unrealized Gain or Unrealized Loss in connection with the issuance of additional Partnership Interests or a Conversion Date, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or immediately after the conversion of a Preferred Unit) shall be determined by the General Partner using such method of valuation as it may adopt. For this purpose, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests (on a fully converted basis) of all Partners at such time and, if before the Conversion Date of any Preferred Units, may adjust the fair market value of all Partnership assets to reflect the difference, if any, between the fair market value of any Preferred Units for which the Conversion Date has not occurred and the aggregate Capital Accounts attributable to such Preferred Units to the extent of any Unrealized Gain or Unrealized Loss that has not been reflected in the Partners’ Capital Accounts previously, consistent with the methodology of Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

Article V is hereby amended to add a new Section 5.8 creating a new series of Units as follows:

Section 5.8 Establishment of Preferred Units

(a) General. The General Partner hereby designates and creates a series of Units, including any PIK Units issued pursuant to Section 5.8(c), to be designated as “Preferred Units,” having the terms and conditions set forth herein.

(b) Conversion of Preferred Units

(i) One or more Preferred Holders may elect, each in its own discretion, (A) at any time on or after June 17, 2017, to convert all or any portion of the Preferred Units held by such electing Preferred Unit Holder(s) in an aggregate amount equaling or exceeding the Minimum Conversion Amount into Common Units, at the then-applicable Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.8(b)(iv), and (B) in the event of (i) a Change of Control prior to June 17, 2017, or (ii) any voluntary liquidation, dissolution or winding up of the Partnership, to convert all or any portion of the Preferred Units held by such Preferred Holder(s), at the then-applicable Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.8(b)(iv), in each case, by delivery of: (A) written notice to the Partnership, in the form set forth as Exhibit C hereto, setting forth the number of Preferred Units it holds and the number of Preferred Units it is electing to convert, and (B) if such Preferred Units are Certificated, a Preferred Unit Certificate to the Transfer Agent representing an amount of Preferred Units at least equal to the amount such Preferred Holder is electing to convert (or an instruction letter to the Transfer Agent if the Preferred Units are in book-entry form), together with such additional information as may be requested by the Transfer Agent, provided that with respect to any Change of Control, such delivery shall be made by the later of (x) 5 Business Days from receipt of notice from the Partnership of such Change of Control and (y) 20 Business Days prior to the anticipated closing date (which anticipated closing date shall be specified by the Partnership in such notice and shall be based on the Partnership’s reasonable best estimate of such anticipated closing date at the time of providing such notice) of such Change of Control (the “COC Election”). Such COC Election shall be irrevocable unless (a) any material terms related to the Change of Control consideration are changed or (b) the expected closing date of the Change of Control is pushed back by more than 20 Business Days; provided, that, any Preferred Holder that made a COC Election shall have until the later of (x) 5 Business Days from receipt of notice from the Partnership of the occurrence of any of the events in clause (a) or (b) or (y) 20 Business Days prior to the new anticipated closing date (which new anticipated closing date shall be specified by the Partnership in such notice and shall be based on the Partnership’s reasonable best estimate of such new anticipated closing date at the time of providing such notice) of any Change of Control to provide notice to the Partnership that such Preferred Holder is revoking its COC Election and if such notice is not provided within such period, the COC Election shall be irrevocable. Thereafter, the Partnership shall take all such actions as are necessary or appropriate to complete such conversion in accordance with this Section 5.8(b), provided that such conversion shall be consummated prior to the tenth Business Day following the date of receipt of notice by the Partnership (or, in the event of a Change of Control, prior to such Change of Control). In the case of any Certificate representing Preferred Units which are converted in part only, upon such conversion the Transfer Agent shall authenticate and deliver to the Preferred Holder thereof, at the expense of the Partnership, a new Certificate representing the number of Preferred Units not so converted.

(ii) At any time on or after June 17, 2017, and provided that the average daily trading volume of the Common Units on the National Securities Exchange upon which such Common Units are listed or admitted to trading was at least [                    ]2 Common Units (subject to appropriate adjustments in accordance with Section 5.8(b)(xi)) for 20-trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership pursuant to this Section 5.8(b)(ii), if the VWAP Price for 20 trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership to any Preferred Holder of exercise of its conversion right pursuant to this Section 5.8(b)(ii) is greater than (x) 150% of the Preferred Unit Price divided by (y) the then-applicable Conversion Ratio, the General Partner, in its sole discretion, may convert all or a portion of the Outstanding Preferred Units into Common Units, at the then-applicable Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.8(b)(iv); provided that if the General Partner elects to convert less than all of the Outstanding Preferred Units, such conversion shall be effected on a Pro Rata basis among the Outstanding Preferred Units, including any Outstanding PIK Units. The Partnership shall deliver to each Preferred Holder a written notice at least 5 Business Days prior to the date of the expected conversion. Immediately as of the close of business on the date of conversion pursuant to this Section 5.8(b)(ii), which date shall be prior to the fifth Business Day following the date of delivery of notice by the Partnership, all or such portion of the Outstanding Preferred Units shall automatically convert into Common Units, at the then-applicable Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.8(b)(iv).

(iii) If the Full Funding Date occurred prior to the Effective Time, at any time, provided that the average daily trading volume of the Common Units on the National Securities Exchange upon which such Common Units are listed or admitted to trading was at least [                    ]3 Common Units (subject to appropriate adjustment in accordance with Section 5.8(b)(xi)) for 20-trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership pursuant to this Section 5.8(b)(iii), if the VWAP Price for 20 trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership to any Preferred Holder of exercise of its conversion right pursuant to this Section 5.8(b)(iii) is greater than (x) the Preferred Unit Price divided by (y) the then-applicable Conversion Ratio, the General Partner, in

[2]	To be an amount equal to 425,000, multiplied by the Adjustment Rate
[3]	To be an amount equal to 425,000, multiplied by the Adjustment Rate its sole discretion, may convert all, but not less than all, of the Outstanding Preferred Units into a number of Common Units equal to (A) prior to June 17, 2017, the Special Conversion Amount and (B) on or after June 17, 2017, the Adjusted Conversion Amount. The Partnership shall deliver to each Preferred Holder a written notice at least 5 Business Days prior to the date of the expected conversion. Immediately as of the close of business on the date of conversion pursuant to this Section 5.8(b)(iii), which date shall be prior to the fifth Business Day following the date of delivery of notice by the Partnership, all Outstanding Preferred Units shall automatically convert into Common Units, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.8(b)(iv).

(iv) The Partnership shall make a cash payment to any Preferred Holder with respect to any Preferred Units converted pursuant to this Section 5.8(b) to account for any accrued but unpaid distributions on such Preferred Units as of the date of such conversion; provided, however, that in satisfaction of the payment of any accrued but unpaid distributions payable in respect of the Initial Distribution Period, the General Partner may elect to cause the Partnership to adjust the Conversion Ratio, with respect to such Preferred Units being converted, such that the number of Preferred Units converted pursuant to this Section 5.8(b) includes a number of additional Common Units equal to the quotient of (a) the aggregate dollar amount of any accrued but unpaid distributions as of the date of such conversion with respect to such Preferred Units for which the adjustment to the Conversion Ratio is to be made pursuant to this Section 5.8(b)(iv) divided by (b) the closing price of a Common Unit on the National Securities Exchange on which the Common Units are listed or admitted to trading on the last trading day immediately prior to the date of conversion.

(v) Upon conversion, the rights of a holder of converted Preferred Units as a Preferred Holder shall cease with respect to such converted Preferred Units, including any rights under this Agreement with respect to Preferred Holders, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement. Each Preferred Unit shall, upon its Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit(s) into which such Preferred Unit converted. Notwithstanding the foregoing, as the result of a conversion, a holder shall not lose or relinquish any claims or rights of action such holder may then or thereafter have as a result of such holder’s ownership of the converted Preferred Units.

(vi) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Preferred Units. However, the holder shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common

Units (or notation of book entry) being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties due because the Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(vii) The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Preferred Units into Common Units to the extent provided in, and in accordance with, this Section 5.8(b).

(viii) All Common Units delivered upon conversion of the Preferred Units in accordance with this Section 5.8(b) shall be (1) newly issued, (2) duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Partnership Agreement, as amended by this Amendment and (3) with respect to Common Units delivered upon a conversion in accordance with Section 5.8(b)(ii) or (iii), registered for public resale under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an effective registration statement that is then available for the resale of such Common Units.

(ix) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Preferred Units and, if the Common Units are then listed or quoted on the New York Stock Exchange or any other National Securities Exchange or other market shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Preferred Units to the extent permitted or required by the rules of such exchange or market.

(x) Notwithstanding anything to the contrary contained herein, in connection with any conversion of Preferred Units pursuant to Section 5.8(b)(i) or (ii), (A) each Preferred Unit must be converted together with all PIK Units issued as distributions thereon, and (B) each PIK Unit must be converted together with the Preferred Unit in connection with which such PIK Unit was distributed; provided, however, that in the event that compliance with this Section 5.8(b)(x) would result in the conversion of any fractional Preferred Unit or PIK Unit, the number of Preferred Units or PIK Units to be converted shall be rounded down to the nearest whole Preferred Unit or PIK Unit, as the case may be.

(xi) If, after the Effective Time, the Partnership (A) makes a distribution on its Common Units in Common Units, (B) subdivides or splits its outstanding Common Units into a greater number of Common Units, (C) combines or reclassifies its Common Units into a smaller number of

Common Units or (D) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Conversion Ratio in effect at the time of the Record Date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Preferred Units after such time shall entitle the holder to receive the aggregate number of Common Units (or shares of any Partnership Interests into which such shares of Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (C) and (D) above) that such holder would have been entitled to receive if the Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.8 relating to the Preferred Units shall not be abridged or amended and that the Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.8(b)(xi) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(c) Distributions.

(i) Beginning with the first Quarter ending after the Effective Time, the Preferred Holders as of the applicable Record Date shall be entitled to receive distributions in accordance with the following provisions:

A) The Partnership shall pay a cumulative distribution of $[        ]4 per Quarter in respect of each Outstanding Preferred Unit, subject to adjustment in accordance with Sections 5.8(c)(i) and (ii) (the “Preferred Unit Distribution Amount” and such distribution, a “Preferred Unit Distribution”). For the avoidance of doubt, the Preferred Unit Distribution Amount for the first Quarter ending after the Effective Time shall be calculated for a full Quarter, notwithstanding the fact that the Preferred Units may have been issued after the beginning of such Quarter as a result of the Effective Time occurring during such Quarter. For any Quarter in the period beginning with the first Quarter ending after the

[4]	To be an amount equal to $0.5804, divided by the Adjustment Rate

Effective Time through and including the Quarter ending September 30, 2017 (the “Initial Distribution Period”), such Preferred Unit Distribution shall be paid, in the sole discretion of the General Partner, in additional Preferred Units, in cash, or in a combination of additional Preferred Units and cash. The number of PIK Units to be issued in connection with a Preferred Unit Distribution during the Initial Distribution Period shall be the quotient of (A) the applicable Preferred Unit Distribution Amount divided by (B) the Preferred Unit Price; provided that instead of issuing any fractional PIK Unit, the Partnership shall round the number of PIK Units issued to each Preferred Holder to the nearest whole PIK Unit and pay cash in lieu of any such fractional unit.

B) Each Preferred Unit Distribution paid for any Quarter after the Initial Distribution Period shall be paid in cash at the Preferred Unit Distribution Amount unless (x) no distribution is made with respect to such Quarter pursuant to Section 6.3 or 6.4 with respect to the Parity Securities and Junior Securities (including the Common Units, the Class A Units, the Subordinated Units or the General Partner Interest) and (y) the Partnership’s Available Cash is insufficient to pay the Preferred Unit Distribution; provided, however, that for purposes of this Section 5.8(c)(i)(B), Available Cash shall not include any deduction to provide funds for distributions under Section 6.4 in respect of any one or more of the next four Quarters. If the Partnership fails to pay in full in cash any distribution (or portion thereof) which any Preferred Holder accrues and is entitled to receive pursuant to this Section 5.8(c)(i)(B), then (x) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash, (y) commencing as of the first day of the calendar Quarter that commences immediately following the Quarter with respect to which such distribution was payable, the Preferred Unit Distribution Amount shall be $[        ]5 per Quarter, subject to adjustment in accordance with Section 5.8(c)(ii) (the “Deficiency Rate”), until such time as all accrued and unpaid distributions are paid in full in cash and (z) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Junior Securities and (ii) any distributions in respect of any Parity Securities, other than Class A Preferred Pro Rata Distributions, unless and until all accrued and unpaid distributions on the Preferred Units have been paid in full in cash.

If, pursuant to the terms of the Registration Rights Agreement, the Partnership elects to increase the Preferred Unit Distribution Amount, in lieu of registering the offer and resale of the Preferred Units, then the Preferred Unit Distribution Amount will be reset at $[        ]6 per Quarter and the Deficiency Rate will be reset at $[        ]7 per Quarter.

[5]	To be an amount equal to $0.7059, divided by the Adjustment Rate
[6]	To be an amount equal to $0.6118, divided by the Adjustment Rate
[7]	To be an amount equal to $0.7373, divided by the Adjustment Rate

Notwithstanding anything in this Section 5.8(c) to the contrary, with respect to Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Preferred Unit Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date, together with all accrued but unpaid distributions on the converted Preferred Units.

When any PIK Units are payable to a Preferred Holder pursuant to this Section 5.8, the Partnership shall issue the PIK Units to such holder in accordance with Section 5.8(c)(viii) (the date of issuance of such PIK Units, the “PIK Payment Date”). On the PIK Payment Date, the Partnership shall issue to such Preferred Holder a certificate or certificates for the number of PIK Units to which such Preferred Holder shall be entitled, or, at the request of the holder, a notation in book entry form in the books of the Transfer Agent, and all such PIK Units shall, when so issued, be duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Partnership Agreement, as amended by this Amendment.

For purposes of maintaining Capital Accounts, if the Partnership issues one or more PIK Units with respect to a Preferred Unit, (i) the Partnership shall be treated as distributing cash with respect to such Preferred Unit in an amount equal to the Preferred Unit Distribution Amount, and (ii) the holder of such Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued PIK Units an amount of cash equal to the Preferred Unit Distribution Amount less the amount of any cash distributed by the Partnership in lieu of fractional PIK Units.

Any accrued and unpaid distributions shall be increased at a rate of 2.8125% per Quarter. Accrued and unpaid distributions in respect of the Preferred Units will not constitute an obligation of the Partnership.

Subject to and without limiting the other provisions of this Section 5.8, each Preferred Unit shall have the right to share in any special distributions by the Partnership of cash, securities or other property (including in connection with any spin-off transaction) and in the form of such cash, securities or other property Pro Rata with the Common Units, as if the Preferred Units had converted into Common Units at the then-applicable Conversion Ratio; provided, however¸ that at any time there are accrued but unpaid distributions on the Preferred Units, no such special distributions shall be permitted. For the avoidance of doubt, special distributions shall not include regular Quarterly distributions paid in the normal course pursuant to Section 6.3 or 6.4, provided that any such regular Quarterly distribution is not paid at a rate that is in excess of 130% of the Quarterly distribution rate for the immediately preceding Quarter.

All distributions payable on the Preferred Units shall be paid Quarterly, in arrears, on the earlier of: (A) the date that distributions are made on the Common Units for such Quarter pursuant to Section 6.3(a), and (B) the date that is forty-five (45) days after the end of such Quarter.

For the avoidance of doubt, any Available Cash that is distributed pursuant to Section 6.3 or 6.4 shall be distributed in accordance with this Section 5.8(c).

(d) Voting Rights.

(i) The Preferred Units will have such voting rights pursuant to this Agreement as such Preferred Units would have if they were converted into Common Units, at the then-applicable Conversion Ratio, and shall vote together with the Common Units as a single class, except that the Preferred Units (excluding, if applicable, in accordance with Section 4.7(e)(iii), certain Preferred Units owned by First Reserve or its Affiliates) shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights, powers, privileges or preferences of the Preferred Units in relation to other classes of Partnership Interests or as required by law. Except as otherwise provided herein, (i) if (A) the three (3) largest Class A Preferred Investors collectively constitute a Super-Majority Interest and (B) GSO COF II Holdings Partners LP, Magnetar Financial LLC, and each of their respective Affiliates collectively own at least 35% of the Outstanding Preferred Units, the approval of a Super-Majority Interest of the Outstanding Preferred Units (excluding, if applicable, in accordance with Section 4.7(e)(iii), certain Preferred Units owned by First Reserve or its Affiliates) shall be required to approve any matter for which the Preferred Holders are entitled to vote as a separate class, and (ii) otherwise, the approval of a majority of the Outstanding Preferred Units (excluding, if applicable, in accordance with Section 4.7(e)(iii), certain Preferred Units owned by First Reserve or its Affiliates) shall be required to approve any matter for which the Preferred Holders are entitled to vote as a separate class (each, a “Voting Threshold”).

(ii) Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement:

A) the affirmative vote of the then-applicable Voting Threshold of the Outstanding Preferred Units, voting separately as a class with one vote per Preferred Unit, shall be necessary to amend this Agreement in any manner that (1) alters or changes the rights, powers, privileges or preferences or duties and obligations of the Preferred Units in any material respect, (2) except as contemplated herein, increases or decreases the authorized number of Preferred Units (including without limitation any issuance of additional Preferred Units, other than PIK Units), or (3) otherwise adversely affects the Preferred Units, including without limitation the creation (by reclassification or otherwise) of any class of Senior Securities (or amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Senior Securities); provided, however, that the Partnership may, without the affirmative vote of the then-applicable Voting Threshold of the Outstanding Preferred Units (subject to the Restrictions set forth below), create (by reclassification or otherwise) and issue Junior Securities and Parity Securities (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Junior Securities or Parity Securities) in an unlimited amount, with respect to Junior Securities, and, with respect to Parity Securities, in an amount not to exceed $300 million in aggregate face value and that shall not be convertible into more than [                    ]8 Common Units, subject to appropriate adjustment in accordance with Section 5.8(b)(xi), provided that such Junior Securities (other than Common Units) or Parity Securities will not (x) [be issued if the Full Funding Date of any Unit Purchaser did not occur prior to the Effective Time]9, (y) have a stated date of maturity or be redeemable for cash (other than in connection with a Cash COC Event), or (z) provide for payment of distributions in cash at any time when (i) the Preferred Unit Distributions are not paid in cash or (ii) there are accrued and unpaid distributions on the Preferred Units (collectively, the “Restrictions”), and provided, further, that the Unit Purchasers shall have preemptive rights with respect to any such Parity Securities, which preemptive rights shall be effected on a Pro Rata basis among the Outstanding Preferred Units, including any Outstanding PIK Units, then-owned by the Unit Purchasers and their respective Affiliates;

[8]	To be an amount equal to 17.5 million, multiplied by the Adjustment Rate
[9]	Bracketed clause to be deleted if Full Funding Date has occurred prior to the Effective Time

B) to the extent that any proposed amendment to this Agreement having an effect described in clause (1), (2) or (3) of Section 5.8(d)(ii)(A) above would adversely affect any Preferred Holder in a disproportionate manner as compared to any other Preferred Holder, the consent of such Preferred Holder so adversely and disproportionately affected, in addition to the affirmative vote of the then-applicable Voting Threshold of the Outstanding Preferred Units pursuant to Section 5.8(d)(ii)(A), shall be necessary to effect such amendment;

C) the affirmative vote of the then-applicable Voting Threshold of the Outstanding Preferred Units, voting separately as a class with one vote per Preferred Unit, shall be necessary prior to designating the Preferred Units, including the PIK Units, as Designated Preferred Stock (as defined in the Crestwood Indentures) under the Crestwood Indentures or, to the extent applicable, any future indenture of the Partnership or any Subsidiary of the Partnership; and

D) the unanimous approval of the holders of the Outstanding Preferred Units, voting separately as a class with one vote per Preferred Unit, shall be necessary prior to the Partnership making an election to be treated as a corporation for U.S federal tax law purposes.

(e) Change of Control.

(i) In the event of a Cash COC Event, the Preferred Holders shall convert the Outstanding Preferred Units into Common Units immediately prior to the closing of the Cash COC Event at a conversion ratio equal to the greater of (A) the Conversion Ratio and (B) the quotient of (1) the product of (a) the Preferred Unit Price, multiplied by (b) the Cash COC Conversion Premium, divided by (2) the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of closing of the Cash COC Event, subject to a $1.00 per unit floor on Common Units received, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.8(b)(iv);

(ii) If a Change of Control (other than a Cash COC Event) occurs, then each Preferred Holder shall, at its sole election:

A) convert all, but not less than all, Preferred Units held by such Preferred Holder into Common Units, at the then-applicable Conversion Rate, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.8(b)(iv);

B) if (1) either (x) the Partnership is not the surviving entity of such Change of Control or (y) the Partnership is the surviving entity of a Change of Control but the Common Units are no longer listed or admitted to trading on the New York Stock Exchange or another National Securities Exchange and (2) the consideration per Common Unit received by the holders of Common Units in such Change of Control exceeds $1.00, then, at the election of such Preferred Holder, the Partnership shall use its best efforts to deliver or to cause to be delivered to the Preferred Holders, in exchange for their Preferred Units upon such Change of Control, a security in the surviving entity that has substantially similar terms, including with respect to economics and structural protections, as the Preferred Units (a “Substantially Equivalent Unit”); provided, however, that, if the Partnership is unable to deliver or cause to be delivered a Substantially Equivalent Unit to any such electing Preferred Holder in connection with such Change of Control, each such Preferred Holder shall be entitled to (x) take any action otherwise permitted by clause (A), (C) or (D) of this Section 5.8(e)(ii), or (y) convert the Preferred Units held by such Preferred Holder immediately prior to such Change of Control (other than (in the case of clauses (1) and (2) below) any PIK Units, which, solely with respect to a Change of Control contemplated by this Section 5.8(e)(ii)(B), shall be extinguished for no consideration upon the closing of such Change of Control) into a number of Common Units equal to, if such Change of Control occurs:

(1) prior to June 17, 2017, the quotient of (a) (i) 160% multiplied by the Preferred Unit Price less (ii) the sum of all cash distributions paid as of the effective date of the conversion by the Partnership with respect to the Preferred Units held by such electing Preferred Holder and by Midstream with respect to the Midstream Preferred Units, prior to the Effective Time, held by such electing Preferred Holder or its predecessors in interest, in each case on or prior to the date of the Change of Control, divided by (b) 0.97 multiplied by the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of the closing of such Change of Control, or

(2) after June 17, 2017, the quotient of (a) (i) 160% multiplied by the Preferred Unit Price plus (ii) accrued and unpaid distributions as of the effective date of the conversion with respect to the Preferred Units held by such electing Preferred Holder (including any distributions paid at the Deficiency Rate) less (iii) the sum of all cash distributions paid by the Partnership with respect to the Preferred Units held by such electing Preferred Holder during the Initial Distribution Period and by Midstream with respect to the Midstream Preferred Units, prior to the Effective Time, held by such electing Preferred Holder or its predecessors in interest prior to the Initial Distribution Period, divided by (b) 0.97 multiplied by the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of the closing of such Change of Control.

C) if the Partnership is the surviving entity of such Change of Control and the consideration per Common Unit received by the holders of Common Units in such Change of Control exceeds $1.00, continue to hold Preferred Units; or

D) require the Partnership to redeem the Preferred Units held by such Preferred Holder at a price per Preferred Unit equal to 101% of the Preferred Unit Price plus accrued and unpaid distributions to the date of such redemption with respect to each of the Preferred Units held by such electing Preferred Holder. Any redemption pursuant to this sub-clause D shall, in the sole discretion of the General Partner, be paid in either cash or a number of Common Units equal to quotient of (1) the product of (a) 101% of the Preferred Unit Purchase Price, multiplied by (b) the number of Preferred Units owned by such Preferred Holder that the Partnership has elected to redeem “in kind,” divided by (2) the greater of (i) $1.00 and (ii) the product of (x) 0.92 multiplied by (y) the VWAP Price for the 10 consecutive trading days ending immediately prior to such redemption date. Notwithstanding the preceding, the Partnership shall have no obligation to redeem any such Preferred Units in cash unless such redemption complies with the restricted payments covenant in the Indentures.

Notwithstanding any other provision of this Section 5.8(e), any Change of Control in which the consideration to be received by the holders of Common Units has a value of less than $1.00 per Common Unit shall require the affirmative vote of the then-applicable Voting Threshold of the Outstanding Preferred Units, voting separately as a class with one vote per Preferred Unit.

All Common Units delivered upon any conversion or redemption of the Preferred Units in accordance with this Section 5.8(e) shall be (1) newly issued and (2) duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Partnership Agreement, as amended by this Amendment.

(f) Certificates.

(i) If requested by a Preferred Holder, the Preferred Units shall be evidenced by certificates in such form as the Board of Directors may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the Board of Directors determines to assign the responsibility to another Person, the General Partner will act as the Transfer Agent for the Preferred Units. The certificates evidencing Preferred Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.

(ii) The certificate(s) representing the Preferred Units may be imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

In connection with a sale of Preferred Units pursuant to an effective registration statement or in reliance on Rule 144 of the rules and regulations promulgated under the Securities Act, upon receipt by the Partnership of such information as the Partnership reasonably deems necessary to determine that the sale of the Preferred Units is made in compliance with Rule 144, the Partnership shall remove or cause to be removed the restrictive legend from the certificate(s) representing such Preferred Units (or the book-entry account maintained by the Transfer Agent), and the Partnership shall bear all costs associated therewith.

Section 6.1(a) is hereby amended and restated as follows:

(a) Net Income. Net Income for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated:

(i) First, to the Managing General Partner until the Net Income allocated to the Managing General Partner pursuant to this Section 6.1(a)(i) and the Net Termination Gain allocated to the Managing General Partner pursuant to Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the Managing General Partner pursuant to Section 6.1(b)(v) for all previous taxable periods and the Net Termination Loss allocated to the Managing General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(C) for the current and all previous taxable periods;

(ii) Second, to the Preferred Holders in proportion to the amounts to be allocated to each of them under this Section 6.1(a)(ii) until the Net Income allocated to the Preferred Holders pursuant to this Section 6.1(a)(ii) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the Preferred Holders pursuant to Section 6.1(b)(iii) and (b)(iv) for all previous taxable periods; and

(iii) The balance, if any, to the Unitholders other than Preferred Holders, Pro Rata.

Section 6.1(b) is hereby amended and restated as follows:

(b) Net Loss. Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated:

(i) First, to the Unitholders (other than Preferred Holders), Pro Rata; provided that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any such Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) as such Adjusted Capital Account would be determined without regard to any Preferred Units then held by such Unitholder;

(ii) Second, to the Unitholders in accordance with the positive balances in their Adjusted Capital Accounts as such Adjusted Capital Accounts would be determined without regard to any Preferred Units then held by such Unitholders;

(iii) Third, to the Preferred Holders pro rata in accordance with the number of Preferred Units held by them; provided that the Net Loss shall not be allocated pursuant to this Section 6.1(b)(iii) to the extent that such allocation would cause any such Preferred Holder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);

(iv) Fourth, to the Preferred Holders in accordance with the positive balances in their Adjusted Capital Accounts; and

(v) The balance, if any, 100% to the Managing General Partner.

Section 6.1(c) is hereby amended and restated as follows:

(c) Net Termination Gains and Losses. Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for each taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 5.8, Section 6.3 and Section 6.4 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) Except as provided in Section 6.1(c)(iv), Net Termination Gain shall be allocated:

A) First, to the Managing General Partner until the Net Termination Gain allocated to the Managing General Partner pursuant to this Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) and the Net Income allocated to the Managing General Partner pursuant to Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Termination Loss allocated to the Managing General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(C) for all previous taxable periods;

B) Second, to the Preferred Holders in proportion to the amounts to be allocated to each of them under this Section 6.1(c)(i)(B) until the Net Termination Gain allocated to such Preferred Holders pursuant to this Section 6.1(c)(i)(B) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the Preferred Holders pursuant to Section 6.1(c)(ii)(C) for all previous taxable periods;

C) Third, to all Unitholders holding Common Units and Class A Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding (determined without regard to any Preferred Units then held by them) is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6,4(a)(i)(A), Section 6.4(a)(ii)(A) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant this clause (2) is hereinafter referred to as the “Unpaid MQD” and (3) any then existing Cumulative Common Unit Arrearage;

D) Fourth, if such Net Termination Gain is recognized (or is deemed recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof, to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distributions pursuant to Section 6.4(a)(i)(C) and Section 6.4(a)(ii)(C) with respect to such Subordinated Unit for such Quarter, and

E) Thereafter, to all Unitholders, Pro Rata (determined without regard to any Preferred Units then held by them).

Except as provided in Section 6.1(c)(iii), Net Termination Loss shall be allocated:

A) First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

B) Second, to the Unitholders holding Common Units or Class A Units, Pro Rata (determined without regard to any Preferred Units then held by them); until the Capital Account in respect of each Common Unit or Class A Unit then Outstanding (and determined without regard to any Preferred Units held by them) has been reduced to zero;

C) Third, to the Preferred Holders, pro rata in accordance with the number of Preferred Units held by them until the Capital Account in respect of each Preferred Unit has been reduced to zero; and

D) The balance, if any, 100% to the Managing General Partner.

Any Net Termination Loss deemed recognized pursuant to Section 5.3(d) prior to the Liquidation Date shall be allocated:

A) First, to the holders of Common Units, Class A Units and Subordinated Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding (determined without regard to any

Preferred Units then held by them) is not more than the Common Unit Trading Price; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to any Unitholder to the extent such allocation would cause such Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account and determined without regard to any Preferred Units held by them);

B) Second, to all the Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit is not more than the Subordinated Unit Value; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(B) to the extent such allocation would cause any holder of Subordinated Units to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

C) The balance, if any, to the Managing General Partner.

If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), any subsequent Net Termination Gain deemed recognized pursuant to Section 5.3(d) prior to the Liquidation Date shall be allocated:

A) First, to the Managing General Partner until the aggregate Net Termination Gain allocated to the Managing General Partner pursuant to this Section 6.1(c)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(C);

B) Second, to the Unitholders, in such a manner, as determined by the Managing General Partner, that causes, to the greatest extent possible, the Capital Accounts of the Unitholders to equal the amounts that would have been their Capital Account balances if no Net Termination Loss were previously allocated pursuant to Section 6.1(c)(iii)(A); and

C) The balance, if any, pursuant to the provisions of Section 6.1(c)(i).

Section 6.1(d)(iii)(A) is hereby to add the following language:

Provided, however, this Section 6.1(d)(iii)(A) shall not apply to any Excess Distribution in respect to or measured by a distribution to a Preferred Unit.

Section 6.1(d) is hereby amended to add a new Section 6.1(d)(xiv):

(xiii) Allocations with respect to Preferred Units.

A) Items of Partnership gross income shall be allocated to the Preferred Holders in amounts equal to the amount of cash actually distributed in respect of each such holder’s Preferred Units, until the aggregate amount of such items allocated pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made to the Preferred Holders pursuant to Section 5.8(c)(i) (and for the avoidance of doubt, without taking into account the cash distributions treated as made to Preferred Holders pursuant to Section 5.8(c)(v)). Unless otherwise required by applicable law, the Partnership agrees that it will not treat a distribution with respect to the Preferred Units as a guaranteed payment.

B) Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Preferred Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Per Unit Capital Amount of each Preferred Unit does not equal or exceed the Liquidation Preference, then items of income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Preferred Unit to equal the Liquidation Preference. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Units other than Preferred Units to Unitholders holding Preferred Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xiv)(B) fails to achieve the Per Unit Capital Amounts described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xiv)(B), cause the Per Unit Capital Amount in respect of each Preferred Unit to equal the Liquidation Preference.

Article VI is hereby amended to add a new Section 6.9 as follows:

Section 6.9 Special Provisions Relating to the Preferred Holders.

(a) Except as otherwise provided herein, a Preferred Holder shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of any Preferred Unit into Common Units pursuant to Section 5.8(b), the Unitholder holding a Preferred Unit that is converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Preferred Units shall remain subject to the provisions of Section 6.9(b).

(b) A Unitholder holding a Preferred Unit that has converted into a Common Unit pursuant to Section 5.8(b) shall not be issued a Common Unit Certificate pursuant to Section 4.1 and shall not be permitted to transfer its converted Preferred Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer, each such converted Preferred Unit should have intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, that are the same as the intrinsic economic and U.S. federal income tax characteristics that a Common Unit (other than a converted Preferred Unit) would have to such transferee upon transfer, provided that in all events such determination shall be made within 5 Business Days of the date of conversion or receipt by the Partnership of the notice of transfer, as applicable. The General Partner shall act in good faith and shall make the determinations set forth in this Section 6.9(b) as soon as practicable following a Conversion Date or as earlier provided herein.

(c) Upon receipt of a written request from a Preferred Holder, the Partnership shall provide such Preferred Holder with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property such that, if any of such Preferred Holder’s Preferred Units were converted to Common Units and such Unrealized Gain was allocated to such Preferred Holder pursuant to Section 5.3(d)(i) of the Partnership Agreement (taking proper account of allocations of higher priority), such Preferred Holder’s Capital Account in respect of its Common Units would be equal to the Per Unit Capital Amount for a Common Unit. If at any time a Preferred Holder makes such a request and such Preferred Holder has already made two (2) such requests during a calendar year, then such Preferred Holder shall reimburse the Partnership for all documented third-party expenses reasonably associated with such request.

B.	Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C.	Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D.	Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

E.	Miscellaneous. Notwithstanding anything herein to the contrary, all measurements and references related to Unit prices and Unit numbers herein, including all references related to a $1.00 per Unit floor set forth in Section 5.8(e) hereof, shall be, in each instance, appropriately adjusted for unit splits, combinations, distributions and the like.

F.	Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

Crestwood Equity GP LLC

By:
Name:
Title:

Signature Page to First Amendment to Fifth Amended and Restated Agreement of Limited

Partnership of Crestwood Equity Partners LP

EXHIBIT A

PURCHASERS

Unit Purchaser
MTP Energy Master Fund Ltd
MTP Energy CM LLC
MTP Energy Opportunities Fund LLC
Magnetar Structured Credit Fund, LP
Magnetar Constellation Fund IV LLC
Compass HTV LLC
Magnetar Capital Fund II LP
Blackwell Partners LLC
Magnetar Global Event Driven Fund LLC
Magnetar Andromeda Select Fund LLC
Hipparchus Fund LP
Spectrum Opportunities Fund LP
GSO COF II Holdings Partners LP
GE Structured Finance, Inc.

A-1

EXHIBIT B

STANDSTILL PROVISIONS

(a) During the period commencing at the Effective Time and ending on June 17, 2017, without the prior written consent of the Partnership (provided that such consent shall not be required in the event of fraud or gross negligence on the part of the Partnership or the General Partner), the holders of Preferred Units and their Affiliates will not, directly or indirectly:

(i) Enter into any transaction the effect of which would be to “short” any securities of the Partnership;

(ii) Call (or participate in a group calling) a meeting of the Limited Partners of the Partnership for the purpose of removing (or approving the removal of) the General Partner as the general partner of the Partnership and/or electing a successor general partner of the Partnership;

(iii) “Solicit” any “proxies” (as such terms are used in the rules and regulations of the Securities and Exchange Commission) or votes for or in support of (A) the removal of the General Partner as the general partner of the Partnership or (B) the election of any successor general partner of the Partnership, or take any action the direct effect or purpose of which would be to induce Limited Partners of the Partnership to vote or provide proxies that may be voted in favor of any action contemplated by either of sub-clauses (A) or (B) above;

(iv) Seek to advise or influence any person (within the meaning of Section 13(d)(3) of the Securities Exchange Act) with respect to the voting of any Limited Partner Interests of the Partnership in connection with the removal (or approving the removal) of the General Partner as the general partner of the Partnership and/or the election of a successor general partner of the Partnership;

(v) Issue, induce or assist in the publication of any press release, media report or other publication in connection with the potential or proposed removal of the General Partner as the general partner of the Partnership and/or the election of a successor general partner of the Partnership;

(vi) Instigate or encourage any third party to do any of the foregoing; or

(vii) If the General Partner is removed as the general partner of the Partnership, participate in any way in the management, ownership and/or control of the managing general partner or the successor general partner’s operation of the Partnership, other than participation by a Purchaser Designated Director or Board Observer, as described in Sections 1 and 2 of the Board Representation and Standstill Agreement.

(b) The foregoing shall not in any way limit the right of the Unit Purchasers or their Affiliates to vote their limited partner interests in the Partnership at any meeting of limited partners of the Partnership so long as there has been no breach of clause (a) above; and (ii) for purposes of clause (a) above, “Affiliates” of GSO COF II Holdings Partners LP shall include any fund managed or advised by GSO Capital Partners LP or its Affiliates; provided, however, that, in each such case, such fund falls within the credit business of The Blackstone Group LP.

B-1

EXHIBIT C

FORM OF NOTICE OF CONVERSION

PREFERRED UNIT CONVERSION NOTICE

(TO BE EXECUTED BY THE [REGISTERED HOLDER] [PARTNERSHIP] IN ORDER

TO CONVERT

PREFERRED UNITS)

[Date]

The undersigned hereby elects to convert the number of Preferred Units (“Preferred Units”) of Crestwood Equity Partners LP, a Delaware limited partnership (the “Partnership”), indicated below into common units (“Common Units”) of the Partnership, according to the conditions hereof, as of the date written below. If Common Units are to be issued in the name of a person other than the holder of such Preferred Units, such holder will pay all transfer taxes payable with respect thereto and will deliver such certificates and opinions as may be required by the Partnership or its transfer agent. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of Preferred Units to be Converted:

Total Amount of Accrued, Accumulated and Unpaid Distribution on the Class A

Preferred Units:

Applicable Class A Conversion Ratio:

Number of Common Units to be Issued:

Name in which Certificate for Common Units to be Issued:

Address for Delivery:

[HOLDER] [CRESTWOOD EQUITY PARTNERS LP]

By:
Authorized Officer
Title:

ANNEX B

FORM OF SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CRESTWOOD MIDSTREAM PARTNERS LP

Annex B to Agreement and Plan of Merger – Page 1

Annex B

SECOND AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF

CRESTWOOD MIDSTREAM PARTNERS LP

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Crestwood Midstream Partners LP (the “Partnership”), dated as of [●], 2015 and effective immediately following the Effective Time (as defined in the Merger Agreement (as defined herein)) (the “Restatement Time”) is entered into and executed by Crestwood Midstream GP LLC, a Delaware limited liability company (“Midstream GP”), as “General Partner,” and Crestwood Equity Partners LP, a Delaware limited partnership (“CEQP”), and Crestwood Gas Services GP, LLC, a Delaware limited liability company (“CGS GP”) as the “Limited Partners” and each a “Limited Partner.”

RECITALS

WHEREAS, CEQP, CGS GP, the Partnership and certain other entities have entered into an Agreement and Plan of Merger dated as of May 5, 2015 (the “Merger Agreement”), which provides, among other things, for the merger of certain entities into the Partnership, for each outstanding common unit representing common limited partner interests of the Partnership (the “Common Units”) other than Common Units held by CEQP, CGS GP and their Subsidiaries to be converted into the right to receive 2.7500 common units of CEQP, and for each outstanding preferred unit representing preferred limited partner interests of the Partnership to be converted into the right to receive 2.7500 preferred units of CEQP, all on the terms specified therein;

WHEREAS, the Merger Agreement provides that, immediately following the Effective Time the Existing Partnership Agreement (as defined herein) will be amended and restated as set forth herein; and

WHEREAS, this Agreement, effective at the Restatement Time, amends and restates the Existing Partnership Agreement in its entirety, to reflect, among other things, the cancellation of the incentive distribution rights and admission of the Limited Partners as the sole limited partners of the Partnership;

NOW, THEREFORE, BE IT RESOLVED, in consideration of the covenants, conditions and agreements contained herein, the General Partner and the Limited Partners agree as follows:

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and polices of a Person, whether through ownership of voting securities.

“Agreement” has the meaning set forth for such term in the first paragraph of this Agreement.

“Allocation Regulations” means Treas. Reg. §§ 1.704-1(b), 1.704-2 and 1.703-3 (including any temporary regulations) as such regulations may be amended and in effect from time to time and any corresponding provision of succeeding regulations.

“Board of Directors” means the board of directors of the General Partner.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Carrying Value” means (a) with respect to property contributed to the Partnership, the fair market value of such property at the time of contribution reduced (but not below zero) by all depreciation, depletion (computed as a separate item of deduction), amortization and cost recovery deductions charged to the Partners’ capital accounts, (b) with respect to any property whose value is adjusted pursuant to the Allocation Regulations, the adjusted value of such property reduced (but not below zero) by all depreciation and cost recovery deductions charged to the Partners’ capital accounts and (c) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.

“CEQP” has the meaning set forth for such term in the first paragraph of this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of Inergy Midstream, L.P. dated November 14, 2011, as amended by the Amendment to Certificate of Limited Partnership of Crestwood Midstream Partners LP (f/k/a Inergy Midstream, L.P.) dated October 7, 2013, as amended from time to time.

“CGS GP” has the meaning set forth for such term in the first paragraph of this Agreement.

“Code” has the meaning set forth for such term in Section 4.1.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of one or more directors, each of whom (a) is not an officer or employee of the General Partner (b) is not an officer or employee of any Affiliate of the General Partner or a director of any Affiliate of the General Partner (other than any Group Member), (c) is not a holder of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, other than common units in CEQP and awards that are granted to such director under any applicable CEQP benefit plan and (d) meets the independence standards required of directors

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who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of partnership interests in CEQP are listed or admitted to trading.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

“Existing Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 21, 2011, as amended by Amendment No. 1 thereto, dated September 27, 2013, as further amended by Amendment No. 2 thereto, dated as of October 7, 2013, as further amended by Amendment No. 3 thereto, dated as of June 17, 2014.

“General Partner” has the meaning set forth for such term in the first paragraph of this Agreement.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Indemnitee” means (a) the General Partner and any former general partner of the Partnership, (b) any Person who is an Affiliate of the General Partner or any former general partner of the Partnership, (c) any Person who is or was serving at the request of the General Partner or any former general partner of the Partnership or any Affiliate of the General Partner any former general partner of the Partnership as a member, partner, director, officer, fiduciary or trustee of the General Partner or any subsidiary or other Affiliate controlled by the Partnership, and (d) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretive or advisory opinion or letter of a governmental authority.

“Limited Partner” or “Limited Partners” has the meaning set forth for such term in the first paragraph of this Agreement.

“Midstream GP” has the meaning set forth for such term in the first paragraph of this Agreement.

“Partner” means the General Partner or the Limited Partners.

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“Partnership” has the meaning set forth for such term in the first paragraph of this Agreement.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Percentage Interest” means, with respect to any Partner, the percentage interest of such Partner in the Partnership as set forth in Section 2.6 of this Agreement.

“Regulatory Allocation” has the meaning set forth for such term in Section 4.2(b)(ix).

“Required Interest” means one or more Limited Partners having among them more than 50% of the Percentage Interests of all Limited Partners in their capacities as such.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership at the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation. The General Partner and the Limited Partners hereby continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partners hereby enter into this Agreement to set forth the rights and obligations of the Partnership and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Crestwood Midstream Partners LP”.

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2.3 Principal Office; Registered Office.

(a) The principal office of the Partnership shall be at 700 Louisiana Street, Suite 2550, Houston, Texas 77002 or such other place as the General Partner may from time to time designate.

(b) Unless and until changed by the General Partner, the address of the Partnership’s registered office in the State of Delaware shall be the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of the Partnership’s registered agent for service of process at such address shall be The Corporation Trust Company.

2.4 Term. The Partnership shall continue in existence until an election to dissolve the Partnership is made by the General Partner.

2.5 Organizational Certificate. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act.

2.6 Partnership Interests. Effective as of the Restatement Time, Midstream GP continues as the sole general partner of the Partnership, CGS GP and CEQP each continue as a limited partner of the Partnership, and the Partners shall have Percentage Interests as set forth below:

General Partner Crestwood Midstream GP LLC	Percentage Interest Non-economic (0.0%) general partner interest

Limited Partners Crestwood Gas Services GP, LLC Crestwood Equity Partners LP	Percentage Interest 0.1% limited partner interest 99.9% limited partner interest

ARTICLE III

PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV

CAPITAL ACCOUNT ALLOCATIONS

4.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

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4.2 Allocations.

(a) General. After giving effect to the special allocations set forth in Section 4.2(b), for purposes of maintaining the capital accounts and in determining the rights of the Partners among themselves, all items of income, gain, loss and deduction of the Partnership shall be allocated and charged to the Partners’ capital accounts in accordance with their respective Percentage Interests.

(b) Special Allocations. Notwithstanding any other provisions of this Section 4.2, the following special allocations shall be made prior to making any allocations provided for in Section 4.2(a) above:

(i) Minimum Gain Chargeback. Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain (as generally defined under Treas. Reg. § 1.704-1 or § 1.704-2) for a taxable year (or if there was a net decrease in Minimum Gain for a prior taxable year and the Partnership did not have sufficient amounts of income and gain during prior years to allocate among the Partners under this subsection 4.2(b)(i), then items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in such Minimum Gain (as determined pursuant to Treas. Reg. § 1.704-2(g)(2)). It is the intent of the Partners that any allocation pursuant to this subsection 4.2(b)(i) shall constitute a “minimum gain chargeback” under Treas. Reg. § 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article 4, except subsection 4.2(b)(i), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain (as generally defined under Treas. Reg. § 1.704-1 or § 1.704-2), during any taxable year, any Partner who has a share of the Partner Nonrecourse Debt Minimum Gain shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined in the manner required by Treas. Reg. § 1.704-2(i)(4) as is necessary to meet the requirements for a chargeback of Partner Nonrecourse Debt Minimum Gain.

(iii) Priority Allocations. Items of Partnership gross income or gain for the taxable period shall be allocated to the Partners until the cumulative amount of such items allocated to each Partner pursuant to this Section 4.2(b)(iii) for the current and all previous taxable years equals the cumulative amount of distributions made to such Partner pursuant to Section 5.02(a) for the current and all previous taxable years.

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(iv) Qualified Income Offset. Except as provided in subsections 4.2(b)(i) and (ii) hereof, in the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. Sections 1.704-1(b)(2)(i)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance, if any, in its adjusted capital account created by such adjustments, allocations or distributions as quickly as possible.

(v) Gross Income Allocations. In the event any Partner has a deficit balance in its adjusted capital account at the end of any Partnership taxable period, such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this subsection 4.2(b)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its adjusted capital account after all other allocations provided in this Section 4.2 have been tentatively made as if subsection 4.2(b)(v) were not in the Agreement.

(vi) Partnership Nonrecourse Deductions. Partnership Nonrecourse Deductions (as determined under Treas. Reg. Section 1.704-2(c)) for any fiscal year shall be allocated among the Partners in proportion to their partnership interests.

(vii) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions (as defined under Treas. Reg. Section 1.704-2(i)(2)) shall be allocated pursuant to Treas. Reg. Section 1.704-2(i) to the Partner who bears the economic risk of loss with respect to the partner nonrecourse debt to which it is attributable.

(viii) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining capital accounts, the amount of such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to the Allocation Regulations.

(ix) Curative Allocation. The special allocations set forth in subsections 4.2(b)(i), (ii) and (iv)-(vii) (the “Regulatory Allocations”) are intended to comply with the Allocation Regulations. Notwithstanding any other provisions of this Section 4.2, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction

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among the Partners such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred.

(c) Tax Allocations. For federal income tax purposes, except as otherwise required by the Code, the Allocation Regulations or the following sentence, each item of Partnership income, gain, loss, deduction and credit shall be allocated among the Partners in the same manner as corresponding items are allocated in Sections 4.2(a) and (b). Notwithstanding any provisions contained herein to the contrary, solely for federal income tax purposes, items of income, gain, depreciation, gain or loss with respect to property contributed or deemed contributed to the Partnership by a Partner shall be allocated so as to take into account the variation between the Partnership’s tax basis in such contributed property and its Carrying Value in the manner provided under Section 704(c) of the Code and Treas. Reg. § 1.704-3(d) (i.e. the “remedial method”).

4.3 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may cause the Partnership to make such cash distribution as the General Partner, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also cause the Partnership to distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions pursuant to this Section 4.3 shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE V

MANAGEMENT AND OPERATIONS OF BUSINESS

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partners shall not have any power to control or manage the Partnership.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

The Limited Partners shall have no liability under this Agreement except as provided for herein or in the Delaware Act.

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ARTICLE VII

DISSOLUTION AND LIQUIDATION

7.1 Dissolution. The Partnership shall be dissolved, and its affairs shall be wound up as provided in Section 2.4.

7.2 Liquidation and Termination. On dissolution of the Partnership the General Partner shall act as liquidator or may appoint one or more other Persons as liquidator; provided, however, that if the Partnership dissolves on account of an event of the type described in Section 17-402(a)(4)-(12) of the Delaware Act with respect to the General Partner, the liquidator shall be one or more Persons selected in writing by a Required Interest. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided in this Agreement. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidator shall pay from Partnership funds all of the debts and liabilities of the Partnership or otherwise make adequate provision for them (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) all remaining assets of the Partnership shall be distributed to the Partners as follows:

(i) the liquidator may sell any or all Partnership property, including to Partners, and any resulting gain or loss from each sale shall be computed and allocated to the capital accounts of the Partners;

(ii) with respect to all Partnership property that has not been sold, the fair market value of that property shall be determined and the capital accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the capital accounts previously would be allocated among the Partners if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

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(iii) Partnership property shall be distributed among the Partners in accordance with the positive capital account balances of the Partners, as determined after taking into account all capital account adjustments for the taxable year of the Partnership during which the liquidation of the Partnership occurs (other than those made by reason of this clause (iii)); and those distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, 90 days after the date of the liquidation).

All distributions in kind to the Partners shall be made subject to the liability of each distributee for its allocable share of costs, expenses, and liabilities previously incurred or for which the Partnership has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee under this Section 7.2. The distribution of cash and/or property to a Partner in accordance with the provisions of this Section 7.2 constitutes a complete return to the Partner of its capital contributions and a complete distribution to the Partner of its partnership interest and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of Section 17-502(b)(1) of the Delaware Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

7.3 Termination. On completion of the distribution of Partnership assets as provided in this Agreement, the Partnership is terminated, and the General Partner (or such other Person or Persons as the Delaware Act may require or permit) shall cause the cancellation of the Certificate and any filings made as provided in Section 2.5 and shall take such other actions as may be necessary to terminate the Partnership.

ARTICLE VIII

AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Limited Partners and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE IX

INDEMNIFICATION; STANDARDS OF CONDUCT

9.1 Indemnification.

(a) To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if

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there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.1, the Indemnitee knowingly acted in bad faith, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 9.1 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.1(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership (prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.1, the Indemnitee is not entitled to be indemnified) upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.1.

(c) The indemnification provided by this Section 9.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of outstanding limited partner interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity.

(d) The Partnership may purchase and maintain (or reimburse an Indemnitee for the cost of) insurance, on behalf of an Indemnitee as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Partnership’s activities or such Indemnitee’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

(e) For purposes of this Section 9.1, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 9.1(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

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(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 9.1 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 9.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 9.1 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

9.2 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners, any other Persons who acquires an interest in a partnership interest or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. The Limited Partners, any other Person who acquires an interest in a partnership interest or any other Person who is bound by this Agreement, each on their own behalf and on behalf of the Partnership, waives any and all rights to claim punitive damages or damages based upon the Federal or State income taxes paid or payable by any such Limited Partner or other Person.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agent or agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a partnership interest or any other Person who is bound by this Agreement, any Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, to any Partner, to any other Person who acquires an interest in a partnership interest or to any other Person who is bound by this Agreement for its reliance on the provisions of this Agreement.

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(d) Any amendment, modification or repeal of this Section 9.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 9.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

9.3 Standards of Conduct and Modification of Duties.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners, any other Persons who acquires an interest in a partnership interest or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. The Limited Partners, any other Person who acquires an interest in a partnership interest or any other Person who is bound by this Agreement, each on their own behalf and on behalf of the Partnership, waives any and all rights to claim punitive damages or damages based upon the Federal or State income taxes paid or payable by any such Limited Partner or other Person.

(b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any fiduciary or other duty existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a partnership interest or any other Person who is bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,” “in its discretion” or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its partnership interests or refrains from voting or transferring its partnership interests, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a limited partnership.

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(c) Whenever a potential conflict of interest exists or arises between the General Partner or any Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a partnership interest or any other Person who is bound by this Agreement on the other hand, the General Partner may in its discretion submit any resolution or course of action with respect to such conflict of interest for Special Approval. If such course of action or resolution receives Special Approval, then such course of action or resolution shall be conclusively deemed approved by the Partnership, all the Partners, each Person who acquires an interest in a partnership interest and each other Person who is bound by this Agreement, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any fiduciary or other duty existing at law, in equity or otherwise or obligation of any type whatsoever.

(d) Notwithstanding anything to the contrary in this Agreement, the General Partner or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use.

(e) The Limited Partners, each Person who acquires an interest in a partnership interest and each other Person who is bound by this Agreement, hereby authorize the General Partner, on behalf of the Partnership as a member or partner of a Group Member, to approve actions by the managing member or general partner of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 9.3.

ARTICLE X

TAX MATTERS

10.1 Tax Returns. The General Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Partnership, including making the elections described in Section 10.2. Each Limited Partner shall furnish to the General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable the Partnership’s income tax returns to be prepared and filed.

10.2 Tax Elections. The Partnership shall make the following elections on the appropriate tax returns:

(a) to adopt a fiscal year ending on December 31 of each year;

(b) to adopt the accrual method of accounting and to keep the Partnership’s books and records on the income-tax method;

(c) pursuant to section 754 of the Code, to adjust the basis of Partnership properties; and

(d) any other election the General Partner may deem appropriate and in the best interests of the Partners.

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Neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

10.3 Tax Matters Partner. The General Partner shall be the “tax matters partner” of the Partnership pursuant to section 6231(a)(7) of the Code. The General Partner shall take such action as may be necessary to cause each Limited Partner to become a “notice partner” within the meaning of section 6223 of the Code. The General Partner shall inform each Limited Partner of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice on or before the fifth Business Day after becoming aware of the matter and, within that time, shall forward to each Limited Partner copies of all significant written communications it may receive in that capacity.

ARTICLE XI

GENERAL PROVISIONS

11.1 Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partners shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).

11.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

11.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

11.4 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

11.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

11.6 Counterparts. This Agreement may be executed (by original or telecopied signature) in counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partners as of the date set forth above.

GENERAL PARTNER:

CRESTWOOD MIDSTREAM GP LLC

By:
Name:
Title:

LIMITED PARTNERS:

CRESTWOOD GAS SERVICES GP, LLC

By:
Name:
Title:

CRESTWOOD EQUITY PARTNERS LP

By:	Crestwood Equity GP LLC, its general partner

By:
Name:
Title:

Second Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partner LP